                                                                   EXHIBIT 10.1








                          PURCHASE AND SALE AGREEMENT

                                    BETWEEN

                        UNION OIL COMPANY OF CALIFORNIA

                                      AND

                                TOM BROWN, INC.

                                     DATED

                                  JUNE 8, 1999

                               TABLE OF CONTENTS

SECTION 1

         DEFINITIONS...........................................................1
         1.1      Defined Terms................................................1
         1.2      Undefined Financial Accounting Terms.........................9
         1.3      References...................................................9
         1.4      Construction.................................................9

SECTION 2

         PURCHASE AND SALE....................................................10
         2.1      Assets......................................................10
         2.2      Excluded Assets.............................................11
         2.3      Purchase Price..............................................13
         2.4      Payment Procedures..........................................13
         2.5      Adjusted Cash Purchase Price................................13
         2.6      Cash Settlement.............................................13
         2.7      Assumption Agreement........................................14

SECTION 3

         TITLE EXAMINATION....................................................14
         3.1      Access to Title Information.................................14
         3.2      Title Defects...............................................15
         3.3      Notice of Title Defect......................................15
         3.4      Claim Value.................................................15
         3.5      Defect Value................................................15
         3.6      Remedies for Title Defects..................................16
         3.7      Purchase Price Adjustments Threshold........................17
         3.8      Preferential Purchase Rights................................17
         3.9      Preferential Purchase Right Disputes........................18

SECTION 4

         ENVIRONMENTAL MATTERS................................................18
         4.1      No Admission Against Interest...............................18
         4.2      Physical Condition of the Assets............................19
         4.3      Endangered Species, Critical Habitat, Wetlands,
                  Geologic Hazards and Flooding...............................19


         4.4      Environmental Assessments and Completion of
                  Environmental Due Diligence.................................20
         4.5      Buyer's Access to Assets; Indemnification; Insurance........21
         4.6      Assumption of Environmental Liabilities.....................22
         4.7      Qualified Claim Cost Sharing................................23
         4.8      Limitation..................................................24
         4.9      Termination Due to Material Environmental Deficiencies......24
         4.10     Determination of Value......................................24

SECTION 5

         OPERATIONS AND CASUALTY LOSS.........................................25
         5.1      Operations..................................................25
         5.2      Casualty Loss...............................................26
         5.3      Successor Operator..........................................26
         5.4      Restrictions on Operations..................................26
         5.5      Permit Transfers............................................26

SECTION 6

         REPRESENTATIONS AND WARRANTIES OF UNOCAL.............................27
         6.1      Organization................................................27
         6.2      Authority to do Business....................................28
         6.3      Authority; Enforceability...................................28
         6.4      Litigation, Suits or Claims.................................28
         6.5      Disclaimer of Warranties....................................28
         6.6      Gas Entitlements and Imbalances.............................29
         6.7      No Breach...................................................29
         6.8      Environmental Condition of Assets...........................29
         6.9      Compliance with Laws and Agreements.........................30
         6.10     Taxes.......................................................30
         6.11     No Distribution.............................................30
         6.12     Current Commitments.........................................30
         6.13     Brokers.....................................................30
         6.14     Ownership of Common Stock...................................31
         6.15     Royalties...................................................31

SECTION 7

         REPRESENTATIONS AND WARRANTIES OF BUYER..............................31
         7.1      Organization................................................31


         7.2      Authority; Enforceability...................................31
         7.3      Consents....................................................32
         7.4      Litigation, Suits or Claims.................................32
         7.5      No Breach...................................................32
         7.6      Compliance with Laws and Agreements.........................32
         7.7      Investigations of Assets....................................32
         7.8      No Distribution.............................................33
         7.9      Federal Leases..............................................33
         7.10     Capitalization of Buyer; Title to the Shares................33
         7.11     SEC Filings.................................................33
         7.12     Financial Statements........................................34
         7.13     Absence of Certain Changes..................................34
         7.14     Regulatory Authority........................................36
         7.15     Environmental Matters.......................................36
         7.16     Brokers.....................................................36

SECTION 8

         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UNOCAL....................36
         8.1      Purchase Price..............................................36
         8.2      Buyer's Representations and Warranties True and Correct.....36
         8.3      Officer's Certificate.......................................36
         8.4      Opinion of Counsel..........................................37
         8.5      Pre-Closing Performance.....................................37
         8.6      Authorization...............................................37
         8.7      Absence of Litigation.......................................38
         8.8      Bonds.......................................................38
         8.9      Hart-Scott-Rodino Act.......................................38
         8.10     Stock Ownership and Registration Rights Agreement...........38
         8.11     Certificates of Insurance...................................38
         8.12     Permits, Consents and Preferential Purchase Rights..........38
         8.13     Satisfactory Results of Unocal's Diligence..................38

SECTION 9

         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.....................38
         9.1      Delivery of Cash Settlement.................................39
         9.2      Delivery of Instruments of Transfer.........................39
         9.3      Unocal's Representations and Warranties True and Correct....39
         9.4      Officer's Certificate.......................................39
         9.5      Opinion of Counsel..........................................39


         9.6      Pre-Closing Performance.....................................40
         9.7      Authorization...............................................40
         9.8      Absence of Litigation.......................................40
         9.9      Hart-Scott Rodino Act.......................................40
         9.10     Stock Ownership and Registration Rights Agreement...........40
         9.11     Consents....................................................40
         9.12     Satisfactory Results of Buyer's Diligence...................40
         9.13     No Material Changes.........................................40

SECTION 10

         COVENANTS............................................................41
         10.1     Investigation and Decision..................................41
         10.2     Access to Information.......................................42
         10.3     Gas Imbalances and Pipeline Imbalances......................43
         10.4     Hart-Scott-Rodino Act.......................................44
         10.5     Third-Party Consents........................................44
         10.6     Completion of Due Diligence.................................45
         10.7     Additional Agreements.......................................45
         10.8     Payment of Certain Expenses Due and Payable After the
                  Closing Date................................................45
         10.9     Notification of Certain Matters.............................45
         10.10    Announcements...............................................46
         10.11    Termination of Guarantees and Other Commitments.............46
         10.12    Access to Geologic and Geophysical Information..............46
         10.13    Collection of Certain Insurance Proceeds....................47

SECTION 11

         EMPLOYEE MATTERS.....................................................47
         11.1     Offer to Employees..........................................47
         11.2     Recognition of Service Time.................................47
         11.3     Hired Employee List.........................................47
         11.4     Terminated Employees........................................47
         11.5     Employment Restriction......................................47

SECTION 12

         TAXES................................................................48
         12.1     Apportionment of Ad Valorem and Property Taxes..............48
         12.2     Sales Taxes, Filing Fees, Etc...............................48
         12.3     Other Taxes.................................................48


SECTION 13

         TERMINATION..........................................................48
         13.1     Termination.................................................49
         13.2     Effect of Termination.......................................49
         13.3     Specific Performance........................................49

SECTION 14

         SURVIVAL AND INDEMNIFICATION.........................................49
         14.1     Survival....................................................49
         14.2     Indemnification.............................................50
         14.3     Third Party Claims..........................................51
         14.4     Method of Asserting Claims..................................51
         14.5     Right to Cure...............................................54
         14.6     Exclusive Remedy............................................54
         14.7     RELEASE, INDEMNITY AND WAIVER...............................54

SECTION 15

         CLOSING..............................................................55
         15.1     Time of Essence.............................................55
         15.2     Place and Date..............................................55
         15.3     Unocal's Actions at Closing.................................55
         15.4     Buyer's Actions at Closing..................................57
         15.5     Closing Statement...........................................57
         15.6     Notices.....................................................57

SECTION 16 ACTIONS AFTER CLOSING..............................................58
         16.1     Final Accounting............................................58
         16.2     Receipts and Credits........................................58
         16.3     Suspended Funds.............................................59
         16.4     Further Assurances..........................................59
         16.5     Recording...................................................59
         16.6     Books and Records...........................................59
         16.7     Post Closing Access to Properties and Records by Unocal.....60

SECTION 17

         MISCELLANEOUS........................................................60


         17.1     Governing Law...............................................60
         17.2     Assignment..................................................60
         17.3     Written Notices.............................................61
         17.4     Expenses....................................................62
         17.5     Waiver of Compliance with Bulk Transfer Laws................62
         17.6     WAIVER OF CONSUMER RIGHTS...................................62
         17.7     Waiver of Jury Trial........................................63
         17.8     WAIVER OF PUNITIVE AND CONSEQUENTIAL DAMAGES................63
         17.9     No Admissions...............................................63
         17.10    Use of Unocal's Name........................................63
         17.11    Entire Agreement, Etc.......................................63
         17.12    Parties in Interest.........................................64
         17.13    Severability................................................64
         17.14    Consents....................................................64

                       SCHEDULE OF SCHEDULES AND EXHIBITS

Schedule 2.1(i)        -   LEASEHOLD INTERESTS
Schedule 2.1(ii)       -   OIL & GAS PROPERTIES
Schedule 2.1(iii)      -   LISBON PLANT
Schedule 2.1(vi)       -   PERSONAL PROPERTY, WAREHOUSE STOCK AND IDLE EQUIPMENT
Schedule 2.1(ix)       -   PIPELINE ASSETS
Schedule 2.1(xii)      -   VEHICLES
Schedule 2.2(ii)       -   EXCLUDED INTERESTS
Schedule 3.8           -   PREFERENTIAL RIGHTS
Schedule 4.7           -   QUALIFIED CLAIM COST SHARING ALLOCATION
Schedule 6.6           -   GAS AND PIPELINE BALANCING SCHEDULE
Schedule 6.8           -   ENVIRONMENTAL DISCLOSURE SCHEDULE
Schedule 6.12          -   CURRENT COMMITMENTS
Schedule 9.11          -   CONSENTS
Schedule 11.1          -   LISBON PLANT-BASED EMPLOYEES


                                    EXHIBITS


Exhibit "A"       -        CLAIM VALUE FORMULA AND ALLOCATED VALUES SCHEDULE
Exhibit "B"       -        ARBITRATION PROCEDURES
Exhibit "C"       -        ENVIRONMENTAL ASSESSMENTS
Exhibit "D"       -        UNOCAL DISCLOSURE SCHEDULE
Exhibit "E-1"     -        GEOPHYSICAL DATA LICENSING AGREEMENT
Exhibit "E-2"     -        GEOPHYSICAL DATA
Exhibit "F-1"     -        ASSIGNMENT OF LEASES, BILL OF SALE AND ASSIGNMENT OF INTANGIBLE
                           CONTRACTUAL RIGHTS AND OTHER INTANGIBLE PROPERTY
Exhibit "F-2"     -        RIGHT-OF-WAY ASSIGNMENT AND BILL OF SALE
Exhibit "F-3"     -        TERM ROYALTY DEED ROYALTIES
Exhibit "G"       -        ASSUMPTION AGREEMENT
Exhibit "H-1"     -        BUYER'S SATISFACTORY COMPLETION OF DUE DILIGENCE
Exhibit "H-2"     -        UNOCAL'S SATISFACTORY COMPLETION OF DUE DILIGENCE
Exhibit "I"       -        LEASE AGREEMENT
Exhibit "J"       -        STOCK OWNERSHIP AND REGISTRATION RIGHTS AGREEMENT

                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT is entered into as of the 8th day of June, 1999, by and between Union Oil Company of California, a California corporation, with an office at 14141 Southwest Freeway, Sugar Land, Texas 77478 (hereinafter referred to as "Unocal"), and Tom Brown, Inc., a Delaware corporation, whose address is 508 West Wall, Suite 500, Midland, Texas 79702 (referred to herein as "Buyer" or "TBI").

                                    RECITALS

         WHEREAS, Unocal and its subsidiary Unocal Pipeline Co. ("Pipeline") are the holders of certain assets which include certain oil and gas interests and properties in the states of Colorado, Wyoming, North Dakota and Utah, a gas processing and treatment plant in San Juan County, Utah and an approximate 66 mile, 10 inch pipeline from such plant to Aneth, Utah; and

         WHEREAS, Unocal desires to sell assets, as hereinafter described, to Buyer and Buyer desires to purchase such assets from Unocal, upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, as full consideration for the Assets, TBI (i) will issue to Unocal 5.8 million shares of fully paid, non-assessable common stock of TBI, par value of $0.10 per share (the "Common Stock") and (ii) pay Unocal five million dollars ($5,000,000) in cash subject to adjustments as described herein;

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Unocal and Buyer agree as follows:

                                   SECTION 1

                                  DEFINITIONS

1.1 DEFINED TERMS: The following terms, when capitalized in this Agreement, shall have the meanings defined either in this Section or elsewhere in this Agreement.

"ADJUSTED CASH PURCHASE PRICE" shall have the meaning specified in Section 2.5.

"ACCRUING" or "ACCRUED" means, with respect to any obligation, duty, loss, liability, claim, fine, expense, damage, cost or penalty, the occurring or happening of any event which causes such obligation, duty, loss, liability, claim, fine, expense, damage, cost or penalty to become demandable, requirable, assertible, enforceable, due and owing, or being incurred or occurring, as the case may be.

"AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

"AGREEMENT" means this Purchase and Sale Agreement, including all Schedules and Exhibits.

"ALLOCATED VALUE(S)" means the value of certain of the Assets as set forth in Exhibit A.

"ASSETS" shall have the meaning specified in Section 2.1.

"ASSUMED LIABILITIES" means all Environmental Liabilities, General Liabilities, Plugging and Abandonment Obligations and other liabilities expressly assumed by Buyer under the terms of this Agreement.

"CASH SETTLEMENT" shall have the meaning specified in Section 2.6.

"CASUALTY LOSS" means a loss of personalty, excluding oil, gas and other minerals in place, that is caused by a sudden, unexpected and unusual event.

"CLAIM NOTICE" means notification by an Indemnified Party to an Indemnifying Party of any claim or demand for which the Indemnifying Party would be liable hereunder, and providing information which specifies the nature and basis of the claim or demand and the amount or the estimated amount of the claim or demand.

"CLAIM VALUE" shall have the meaning specified in Section 3.4.

"CLAIM VALUE FORMULA" shall have the meaning specified in Exhibit "A," or if none is provided therein, the claim value formula mutually agreed to by the parties in writing.

"CLOSING" means the consummation of the transactions contemplated in this Agreement other than any transactions specifically scheduled for a time after Closing by the terms hereof.

"CLOSING DATE" means the date specified in Section 15.2, or such other date as the parties may mutually agree upon in writing.

"CONFIDENTIALITY AGREEMENT" means those Confidentiality Agreements between the Parties dated June 16, 1998, and any amendments thereto, executed prior to and in conjunction with and for the purposes of this Agreement.

"CONTRACT RIGHTS" means the Assets described in Section 2.1(vii).

"DEFECT VALUE" shall have the meaning specified in Section 3.5.

"DEFENSIBLE TITLE" means title which is determinable of record, and is free of liens, claims, defects, encumbrances or deficiencies other than Permitted Encumbrances.

"DELETERIOUS SUBSTANCE" means (i) any substance, product, waste or other material of any nature whatsoever which is or becomes listed as a hazardous substance, hazardous waste, hazardous material or pollutant under any Environmental Laws; (ii) any substance, product, waste or other material of any nature whatsoever which may give rise to liability under any Environmental Laws; (iii) petroleum and its fractions, crude oil and other petroleum products; and (iv) radioactive materials including but not limited to naturally occurring radioactive materials.

"DUE DILIGENCE PERIOD" means the time period between the date hereof and seven
(7) calendar days prior to the Closing Date.

"EFFECTIVE DATE" means 8:00 a.m. Central Standard Time, on January 1, 1999.

"EMPLOYEE RELATED LIABILITIES" means obligations, duties and liabilities for claims made by, or relating to, Unocal employees or consultants which Accrued and are attributable to periods, prior to the Closing Date.

"ENVIRONMENTAL ASSESSMENTS" shall have the meaning specified in Exhibit "C" or in Section 4.4.

"ENVIRONMENTAL DISCLOSURE SCHEDULE" means Schedule 6.8 to this Agreement.

"ENVIRONMENTAL LAWS" means any applicable laws, orders, rules, regulations, judgments or decrees of any federal, state, tribal, county or municipal governing authority having jurisdiction over any Asset or Party which relate to pollution, the protection or cleanup of the environment, or the release or disposal of Deleterious Substances into the environment, including but not limited to ambient air, surface water, groundwater, land surface or subsurface strata; including all such laws, orders, rules, regulations, judgments or decrees as they may be amended, varied or modified in the future.

"ENVIRONMENTAL LIABILITIES" means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorney's fees and expenses) or penalties created by, related to, or arising out of any Environmental Law, whether Accruing before or after the Effective Date; excluding all Plugging and Abandonment Obligations.

"EXCLUDED ASSETS" shall have the meaning specified in Section 2.2.

"EXECUTION DATE" means the date on which this Agreement has been fully executed by Unocal and TBI.

"FACILITIES" shall have the meaning specified in Section 2.1(iv).

"FINAL ACCOUNTING" shall have the meaning specified in Section 16.1.

"GAS IMBALANCE" means the difference between the volume of produced gas that Unocal took from an Asset(s) and the volume of Unocal's gas entitlement for such Asset(s).

"GENERAL LIABILITIES" means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorneys fees and expenses) or penalties created by, related to, or arising out of ownership or operation of the Assets, any Contract Rights, or compliance with any applicable law, order, rule, regulation, judgment or decree of any federal, state, tribal, county or municipal governing authority having jurisdiction over the Assets or the Parties, whether Accruing before or after the Effective Date. Notwithstanding the above, the term "General Liabilities" shall not include:

                    (a) Plugging and Abandonment Obligations (which are
               addressed elsewhere herein);

                    (b) Environmental Liabilities (which are addressed
               elsewhere herein);

                    (c) Pre-Effective Date Royalties and Tax Payments;

                    (d) Employee Related Liabilities;

                    (e) All items of threatened or pending litigation and
               proceedings set forth in Paragraph A of Exhibit D attached hereto to the extent attributable to monetary damages relating to Pre-Effective Date periods; and

                    (f) General Liabilities (exclusive of items (a) through (e)
               above) which Accrued prior to the Effective Date which are in excess of $200,000 in the aggregate and are asserted pursuant to written claims made by third parties to Unocal or Buyer within five (5) years after the Closing Date.

For purposes of clarification, (i) Buyer acknowledges that Buyer shall have responsibility for (x) the initial $200,000 in the aggregate of General Liabilities which Accrued prior to the Effective Date and are asserted within five (5) years after the Closing Date, (y) any General Liabilities which Accrued prior to the Effective Date which are not asserted in writing by third parties against Unocal or Buyer within five (5) years after the Closing Date; and (z) any General Liabilities which Accrue after the Effective Date and (ii) Unocal acknowledges that Unocal shall have responsibility for (x) liabilities pertaining to Excluded Assets, (y) liabilities referenced in subsections (c), (d), (e) and (f) above and (z) liabilities with respect to a portion of the Qualified Claims to the extent expressly provided in Section 4 hereof.

"GEOPHYSICAL DATA LICENSING AGREEMENT" means the agreement attached hereto and designated as Exhibit "E-1."

"GEOPHYSICAL SEISMIC LICENSING PRICE" means the initial fee of $1.00, together with all other fees and charges described in the Geophysical Data Licensing Agreement, which TBI will pay to Unocal to license the Geophysical Data described in the Geophysical Data Licensing Agreement.

"GOVERNMENTAL APPROVALS" means consents, approvals, authorizations or orders required to be obtained from any court or tribunal in any jurisdiction or any public, or governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality.

"GOVERNMENTAL LESSOR APPROVALS" means consents, approvals, authorizations or orders required to be obtained from any court or tribunal in any jurisdiction or any public, or governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality which is a lessor under any of the Leasehold Interests other than consents, approvals, authorizations or orders of a nature customarily obtained following the closing of a transaction.

"HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"HYDROCARBONS" shall mean all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, plant products, condensate, and other liquid and gaseous hydrocarbons and minerals of every kind and description.

"INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" shall have the meaning specified in Section 14.4.

"KNOWLEDGE" means the actual knowledge of the applicable Party's officers and salaried employees directly, immediately and materially involved in the transactions which are the subject matter of this Agreement, and that are equal to or above the level of asset manager in the applicable Party's management structure.

"LEASE AGREEMENT" means the oil, gas and mineral lease from Unocal to Buyer with respect to Parachute Creek, Colorado, in the form of Exhibit "I" attached hereto.

"LEASEHOLD INTERESTS" means the Assets described in Section 2.1(i).

"LIENS" means any and all liens, mortgages, charges, pledges, security interests, or other similar type encumbrances, including, but not limited to, such as may arise under any contracts or judgments.

"LISBON PLANT" shall have the meaning specified in Section 2.1(iii).

"MATERIAL ENVIRONMENTAL DEFICIENCY" means a deficiency or deficiencies in the Assets arising out of the Environmental Liabilities for which the cumulative estimated Remediation Cost will create a liability for which Buyer will be responsible in an amount in excess of $3,500,000 and which requires remediation or cleanup under currently applicable Environmental Laws which remediation and cleanup obligations are not (i) merely speculative, contingent obligations which could arise in the future and are currently uncertain or (ii) remediation and cleanup obligations which could be anticipated to arise upon plugging and abandonment of the applicable assets.

"MINIMAL ENVIRONMENTAL LIABILITIES" shall have the meaning specified in Section 4.7(a)(i).

"NEGATIVE PIPELINE IMBALANCE" shall mean the (a) total quantity of Hydrocarbons (expressed in MMBtus) by which the cumulative total receipts of Hydrocarbons from a shipper on the Pipeline Assets exceeds the cumulative total deliveries of Hydrocarbons to the shipper on the Pipeline Assets, determined as of the Effective Date, and (b) the total quantity of Hydrocarbons (expressed in MMBtus) by which the total cumulative nominated and confirmed deliveries of Hydrocarbons to an interconnected third party pipeline on the Pipeline Assets exceeds the total cumulative actual deliveries of Hydrocarbons to the interconnected third party pipeline on the Pipeline Assets, as of the Effective Date.

"NORM" means naturally occurring radioactive material.

"OIL AND GAS PROPERTIES" means the Assets described in Section 2.1(ii).

"PARTY" or "PARTIES" means Unocal or TBI, or Unocal and TBI respectively.

"PARTY ADVERSE EFFECT" shall mean an event, taking into account all facts and circumstances, on the business, properties, condition (financial or otherwise) or operations of a Party, which has had or could reasonably be expected to have a material adverse effect on the ability of such Party to perform its obligations under this Agreement.

"PERMITS" means any and all permits, including temporary permits to construct or operate, authorizations, approvals, registrations, rights of way, orders, waivers, variances or other licenses issued or granted by any federal, state, tribal or local administrative or governmental authority, bureau or agency.

"PERMITTED ENCUMBRANCES" means (i) liens for taxes, assessments or other governmental charges or levies not yet delinquent; (ii) liens in connection with workers' compensation, unemployment insurance or other social security, old-age pension or public liability obligations which are not yet due or delinquent; (iii) liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of law in the ordinary course of business as to obligations which are not yet delinquent or which have not been filed pursuant to law; (iv) rights to consent by, required notices to, filing with, or other actions by governmental entities in connection with the sale or conveyance of the applicable property if the same are customarily obtained subsequent to such sale or conveyance; (v) easements, rights of way, restrictions, encroachments and other similar encumbrances, and minor defects in the chain of title which do not materially interfere with the continued current use of the applicable property or materially detract from the value of such property; (vi) rights of utility companies to lay, maintain and repair pipelines, conduits, cable boxes and other installations on, under, and across the applicable property; (vii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any interest in any manner, and all applicable laws, rules and orders of such authority; (viii) any Lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by a court of competent jurisdiction; and (ix) all matters disclosed in the Unocal Disclosure Schedule or Environmental Disclosure Schedule which affect the quality or quantity of title.

"PERSON" means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company, estate, unincorporated organization or other entity, and their successors and assigns; or any governmental or political subdivision, including any agency, department or instrumentality thereof.

"PIPELINE ASSETS" shall have the meaning specified in Section 2.1(ix).

"PIPELINE IMBALANCE" shall mean the net pipeline imbalance position of the Company (expressed in MMBtus) taking into consideration the Positive Pipeline Imbalance and the Negative Pipeline Imbalance.

"PLUGGING AND ABANDONMENT OBLIGATIONS" means all usual and normal prudent operations for the plugging, abandonment, surface restoration, site clearance, and disposal of related waste materials, including NORM and asbestos, of all oil, gas injection, water or other wells, sumps, pits, ponds, tanks, impoundments, foundations, pipelines, structures and equipment of any kind or description on the Assets, in compliance with all applicable contractual obligations and applicable rules and regulations of governmental bodies having jurisdiction over the Assets. Plugging and Abandonment Obligations do not include cleanup of polluted lands, air or water other than routine cleanup normally associated with plugging and abandonment, such cleanup obligations which are other than routine being included within the definition of Environmental Liabilities.

"POSITIVE PIPELINE IMBALANCE" shall mean (a) the total quantity of Hydrocarbons (expressed in MMBtus) by which the cumulative total deliveries of Hydrocarbons to a shipper on the Pipeline Assets exceeds the total cumulative receipts of Hydrocarbons from the shipper on the Pipeline Assets, determined as of the Effective Date and (b) the total quantity of Hydrocarbons (expressed in MMBtus) by which the total cumulative actual deliveries of Hydrocarbons to an interconnected third party pipeline on the Pipeline Assets exceeds the total cumulative nominated and confirmed deliveries of Hydrocarbons to the interconnected third party pipeline on the Pipeline Assets, determined as of the Effective Date.

"PRE-EFFECTIVE DATE ROYALTIES AND TAX PAYMENTS" means all obligations, duties or liabilities for the payment of royalties and taxes in respect of oil and gas production from the Assets (including penalties and interest relating thereto) which Accrued and are attributable to periods prior to the Effective Date.

"PURCHASE PRICE" shall have the meaning specified in Section 2.3.

"QUALIFIED CLAIM" means an unknown Environmental Liability which Accrued prior to the Effective Date, and which is the subject of a specific written claim asserting Unocal's or TBI's responsibility made and asserted during the twelve
(12) month period following the Closing Date either by a governmental entity or by a third party that is not an Affiliate of TBI with a Claim Notice provided by TBI to Unocal at once but in no case later than thirty (30) days after TBI's receipt of such claim; provided, however, Environmental Law for purposes of determining Environmental Liabilities that can be Qualified Claims shall not include Environmental Laws as they may be amended, varied or modified in the future, but shall be limited to Environmental Laws in effect and applicable to the Assets as of the Effective Date.

"QUALIFIED CLAIM COST SHARING ALLOCATION" shall have the meaning specified in
Section 4.7(a).

"REMEDIATION COST" means the cost to remedy or satisfy any Environmental Liability using the most cost effective methods and manner that satisfy applicable Environmental Laws, and which are consistent with the continued use of the affected Assets in the same capacity and for the same purposes as they were being used on the Effective Date.

"SHARES" shall have the meaning specified in Section 2.3.

"STOCK OWNERSHIP AND REGISTRATION RIGHTS AGREEMENT" shall mean Exhibit "J" to this Agreement

"SURFACE ACCESS AGREEMENTS" means the Assets described in Section 2.1(viii).

"TBI" means Tom Brown, Inc.

"TBI BALANCE SHEET" means the consolidated balance sheet of TBI as of December 31, 1998 set forth in the TBI annual report on Form 10-K for the year ended December 31, 1998.

"TBI BALANCE SHEET DATE" means December 31, 1998.

"TITLE DEFECT" shall have the meaning specified in Section 3.2.

"UNOCAL" means Union Oil Company of California.

"UNOCAL DISCLOSURE SCHEDULE" means Exhibit "D" to this Agreement.

"WELLS" means all oil, condensate or natural gas wells located on the Leasehold Interests and the Oil and Gas Properties, whether producing, shut-in or temporarily abandoned.

1.2 UNDEFINED FINANCIAL ACCOUNTING TERMS: Undefined financial accounting terms used in this Agreement shall be defined according to generally accepted accounting principles.

1.3 REFERENCES: References in this Agreement to Sections or Exhibits shall be to the entirety of the Sections or Exhibits of this Agreement which are referred to unless expressly limited to a sub-Section in the reference. References, if any, in this Agreement to "hereby", "herein", "hereinabove", "hereinafter", "hereinbelow", "hereof", "hereunder", and words of similar import shall be to this Agreement in its entirety and not only to the particular Section or Exhibit in which such reference appears unless expressly stated to the contrary.

1.4 CONSTRUCTION: Unless the context otherwise requires: (i) "or" is not exclusive; (ii) words used in the singular include the plural and words used in the plural include the singular; (iii) words used in the masculine include the feminine and words used in the feminine include the masculine; (iv) any date specified for any action that is not a business day as such term is generally defined in the United States of America shall be deemed to mean the first business day after such date; (v) neither the captions to Sections or paragraphs hereof nor the Table of Contents shall be deemed to be a part of the Agreement;
         (vi) the Exhibits form a part of the Agreement and shall have the same force and effect as if set out in the body of the Agreement; and (vii) references herein to any other agreement or instrument shall, unless the context otherwise requires or specifies, be deemed references to that agreement or instrument as it may from time to time be changed, amended or extended, but shall not be an incorporation by reference unless specifically so provided.

                                   SECTION 2

                               PURCHASE AND SALE

2.1 ASSETS: Subject to the terms and conditions of this Agreement, Unocal shall sell and shall cause Pipeline (as applicable) to sell and TBI shall purchase on the Closing Date, effective as of the Effective Date, without warranty of title, either express or implied, all of Unocal's and Pipeline's right, title and interest in the following assets (collectively, the "Assets"):

         (i) the units, prospects and fields together with the oil, gas and other mineral leases described in Schedule 2.1(i) insofar as same cover and affect the lands described in Schedule 2.1(i), including, but not limited to, working interests, overriding royalty interests, royalty interests, reversionary interests, net profit interests, net revenue interests, fee mineral estate interests and any other interests of a similar nature with respect to the oil, gas and other mineral leases referenced on
               Schedule 2.1(i) (it being the intent of the parties that TBI receive all of Unocal's ownership in such leasehold interests even though Unocal's interest in such units, prospects and fields and oil and gas and other mineral leases may be incorrectly described on or inadvertently omitted from Schedule 2.1(i)) (the "Leasehold Interests");

         (ii) producing and non-producing wells, saltwater disposal wells, other wells or other oil and gas properties located on or attributable to the Leasehold Interests, including, but not limited to, those described on Schedule 2.1(ii) ("Oil and Gas Properties");

         (iii) the Lisbon gas processing and treatment plant and the related lands, as described on Schedule 2.1(iii) (the "Lisbon Plant");

         (iv) the equipment and facilities permanently located on the lands described in Sections 2.1(i) and 2.1(ii) or lands pooled or unitized therewith including, but not limited to, pumps, surface and subsurface well equipment, gas plants, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, gathering lines, flow lines, valves, meters, separators, tanks, tank batteries, and other fixtures (which along with the Lisbon Plant are collectively referred to as the "Facilities");

         (v) the gas, oil, condensate and natural gas liquids produced after the Effective Date, including line fill below the pipeline connections as of the Effective Date attributable to the Leasehold Interests and the Oil and Gas Properties;

         (vi) all equipment, personal property, warehouse stock and idle equipment used solely or held for use in connection with or charged to any of the Leasehold Interests or Oil and Gas Properties, including, without limitation, the items and equipment described in Schedule 2.1(vi) ;

        (vii) all contracts and agreements concerning the properties described in Sections 2.1(i), 2.1(ii), 2.1(iii), 2.1(iv) and 2.1(vi), including, but not limited to, unit agreements, pooling agreements, areas of mutual interest agreements, farmout agreements, farmin agreements, saltwater disposal agreements, water injection agreements, line well injection agreements, road use agreements, drilling contracts, operating agreements, well service contracts, production sales contracts, gas contracts, gas balancing agreements, storage or warehouse agreements, supplier contracts, service contracts, construction agreements, division orders and transfer orders, insofar as and only insofar as they relate to the interests and properties described in Sections 2.1(i), 2.1(ii), 2.1(iii), 2.1(iv) and 2.1(vi)
               ("Contract Rights");

        (viii) all surface use agreements, easements, rights of way, licenses, authorizations, Permits, and similar rights and interests applicable to, or used in connection with, any or all of the interests and properties described in Sections 2.1(i), 2.1(ii), 2.1(iii) and 2.1(iv), including, without limitation, those items listed on Schedule 2.1(i) ("Surface Access Agreements");

        (ix) that certain pipeline known as the Aneth Line consisting of approximately 66 miles of ten-inch diameter pipe, including certain pipelines, tanks, facilities and equipment as described in Schedule 2.1(ix), together with easements, rights of way and interests directly attributable thereto (collectively, "Pipeline Assets");

        (x)    the Lease Agreement;

        (xi) the net cash proceeds, if any, actually received by Unocal (with respect to any claim respecting an event which occurred between the Effective Date and the Closing Date) under any policy or agreement of insurance or indemnity in favor of Unocal covering such claim;

        (xii)  the vehicles and rolling stock described on Schedule 2.1(xii);
               and

        (xiii) those certain term royalties respecting certain Parachute
               Creek properties as described on Exhibit F-3 which will be in a form to be mutually agreed by the parties.

2.2 EXCLUDED ASSETS: It is specifically agreed that Unocal is not selling and Buyer is not purchasing the following assets ("Excluded Assets"):

        (i) all rights and interests of any kind in leases and lands other than the Leasehold Interests and Oil and Gas Properties;

        (ii) any and all interests in the Assets Unocal is legally or contractually restricted from selling which are listed on
               Schedule 2.2(ii);

        (iii) all materials and equipment leased (other than contractual lease rights pursuant to any lease included in the Contract Rights) or temporarily located on the Leasehold Interests, and any materials, equipment, pipelines, facilities or interests in the land owned by a purchaser and/or transporter of oil and/or gas therefrom, a lessor, or a third Person;

        (iv) all interests in pipelines, facilities, contract rights and surface access agreements owned by Unocal that are not used in connection with the Assets or which cover lands described in the Leasehold Interests and Oil and Gas Properties, but which are used solely in connection with properties that are not being sold under the terms of this Agreement;

        (v) any right to use the "Unocal" name, marks, trade dress or insignia, or to use the name of any other subsidiary of Unocal Corporation; and all of Unocal's and its Affiliates' intellectual property, including, but not limited to patents, trade secrets and copyrights other than intellectual property included in the Assets;

        (vi) all amounts due or payable to Unocal or its Affiliates as adjustments or refunds under any contracts affecting the Assets and Accruing for all periods of time prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements;

        (vii) all rights, titles, claims and interests of Unocal and its Affiliates Accruing prior to the Effective Date to or under any policy or agreement of insurance or indemnity, any bond, or to any insurance proceeds or awards; and any employment, consulting, office lease or accounting service contracts;

        (viii) all claims and choses in action of Unocal and its Affiliates arising from acts, omissions or events, or damages to or destruction of property related to the ownership or operation of the Assets and Accruing prior to the Effective Date;

        (ix) all proceeds, benefits, income or revenue Accruing to the Assets prior to the Effective Date, and any claims of Unocal and its Affiliates for refunds of or losses carried forwarded with respect to taxes attributable to the Assets for any period prior to the Effective Date; and

         (x) all geophysical, geological and seismic data, surveys, analysis and similar data or information, and all rights therein other than as specifically licensed under the Geophysical Data Licensing Agreement.

2.3 PURCHASE PRICE: The Purchase Price ("Purchase Price") for the Assets shall be (i) 5,800,000 shares (the "Shares") of Common Stock as increased to reflect any stock dividend or other adjustment in the Common Stock and (ii) the cash amount of $5,000,000, which is subject to adjustment as set forth in Sections 2.5 and 2.6.

2.4      PAYMENT PROCEDURES:  Payment shall be made as follows:

         (i) at Closing, TBI shall pay to Unocal an amount equal to the Adjusted Cash Purchase Price, plus or minus any Cash Settlement (to the extent same is a positive number) by wire transfer of immediately available funds as specified by Unocal;

         (ii) at Closing, Unocal shall pay to TBI an amount equal to the Adjusted Cash Purchase Price, plus or minus any Cash Settlement (to the extent same is a negative number) by wire transfer of immediately available funds as specified by TBI; and

         (iii) at Closing, TBI will deliver to Unocal a stock certificate representing the Shares with all taxes, direct or indirect, attributable to the transfer of such Shares paid or provided for.

2.5 ADJUSTED CASH PURCHASE PRICE: The cash portion of the Purchase Price shall be adjusted as follows and the resulting amount shall be called the "Adjusted Cash Purchase Price":

         (i)      plus or minus any adjustments for Title Defects; minus

         (ii) the Allocated Value of any part of the Assets sold to a third Person pursuant to the exercise of a preferential purchase right; plus

         (iii)    the Geophysical Seismic Licensing Price; plus or minus

         (iv) the value of the Gas Imbalance and Pipeline Imbalance shown on Schedule 6.6, as calculated pursuant to Section 10.3 hereof.

2.6 CASH SETTLEMENT: The sum ("Cash Settlement") due to settle accounts until the Final Accounting shall be determined by Unocal for Closing purposes by adding or subtracting from the Adjusted Cash Purchase Price as follows (and to the extent that such adjustments involve estimates or unliquidated amounts, then such estimates and unliquidated amounts shall be mutually agreed to by the parties not less than three (3) days prior to the Closing):

         (i) add the amount of expenditures (or estimated expenditures as agreed) made by Unocal that are attributable to the Assets for the period between the Effective Date and Closing Date including, without limitation, royalties, taxes, rentals and similar charges and expenses, including those billed under applicable operating agreements, and all prepaid expenses;

         (ii) subtract the amount of revenues (or estimated revenues as agreed) received by Unocal in connection with sales of Hydrocarbons and associated products from the Assets, together with any other income from the Assets, Accruing after the Effective Date, excluding revenues (or estimated revenues as agreed) from the sale of liquid Hydrocarbons in storage tanks above the pipeline connection on the Effective Date valued at market or contract prices in effect as of the Effective Date after deducting royalty and tax obligations;

         (iii) add the sum of $15,000 per month for each month or portion thereof from the Effective Date to the Closing Date as compensation or reimbursement to Unocal for its administrative costs incurred in issuing royalty and rental checks and continuing to perform accounting obligations for the Assets; and

         (iv) add the sum of $7,260 per month for each month or portion thereof from the Effective Date to the Closing Date as compensation or reimbursement to Unocal for assuming the risk of Casualty Loss in respect of the Assets until the Closing Date.

2.7 ASSUMPTION AGREEMENT: At the Closing, Buyer shall be deemed to have assumed the Assumed Liabilities and shall enter into an Assumption Agreement to acknowledge its assumption of the Assumed Liabilities.

                                   SECTION 3

                               TITLE EXAMINATION

3.1 ACCESS TO TITLE INFORMATION: After the date of this Agreement and until the end of the Due Diligence Period, Unocal shall make all of its land records that are not privileged or confidential available to Buyer at Unocal's offices located at 14141 Southwest Freeway, Sugar Land, Texas 77478, or such other place as deemed appropriate by Unocal, during normal business hours for examination by Buyer. Unocal shall not be obligated to perform any title work and no abstracts or title opinions will be made current by Unocal. NO WARRANTY OF ANY KIND IS MADE BY UNOCAL AS TO THE INFORMATION SO SUPPLIED, AND BUYER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT. SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT,

         BUYER ASSUMES THE RISK OF ANY TITLE DEFECTS AND/OR CONFLICTING ADVERSE RIGHT(S), TITLE(S) AND/OR INTEREST(S) WHICH A RECORD TITLE CHECK AND/OR PHYSICAL INSPECTION REVEALS OR WOULD HAVE REVEALED.

3.2 TITLE DEFECTS: For purposes of this Agreement, a defect in title ("Title Defect") shall mean a defect (other than a Permitted Encumbrance) in one or more of the following respects only:

         (i) Unocal's interest in any one or more of the properties comprising the Assets described in Schedules 2.1(i), 2.1(ii) and 2.1(iii) is more or less than the interest for such property(ies) reflected in Schedules 2.1(i), 2.1(ii) and 2.1(iii);

         (ii) Unocal's rights and interests in one or more of the properties comprising the Assets described in Schedules 2.1(i) and 2.1(ii) are subject to being reduced by virtue of the exercise by a third party of a reversionary, back-in or similar right not reflected in Schedules 2.1(i) and 2.1(ii) nor disclosed to TBI in the Unocal Disclosure Schedule;

         (iii) Unocal's title to one or more of the Leasehold Interests and Oil and Gas Properties is such that Unocal does not have Defensible Title;

         (iv) Consents to transfer or other similar approvals, other than consents or approvals which are obtained prior to Closing or of a type customarily obtained following the Closing; or

         (v) Under the Lease Agreement, Unocal is leasing to TBI less than 29,000 net acres.

3.3 NOTICE OF TITLE DEFECT: Upon discovery of a Title Defect, the Party discovering same shall as soon as reasonably possible thereafter notify the other Party of the Title Defect. The notice shall include with reasonable specificity the property or properties described in
         Schedule 2.1(i), Schedule 2.1(ii) or Schedule 2.1(iii) which are affected, the particular Title Defect claimed, and the notifying Party's good faith estimate of the Claim Value or Defect Value. Any Title Defect which is not asserted by Unocal or Buyer prior to the end of the Due Diligence Period shall conclusively be deemed waived by both Parties for all purposes.

3.4 CLAIM VALUE: If a claim of Title Defect is made pursuant to Section 3.2(i) or (ii), the value of the claim ("Claim Value") shall be calculated using the Claim Value Formula and Allocated Values set out in Exhibit "A."

3.5 DEFECT VALUE: If a claim of Title Defect is made pursuant to Section 3.2(iii) for a matter not covered by Sections 3.2 (i) or (ii), the value of the defect ("Defect Value") for a defect that is a liquidated or certain amount shall be such liquidated or certain amount, and as to unliquidated or uncertain amounts it shall be an amount necessary to compensate Buyer for the adverse economic effect of such Title Defect on the value of the property(ies) affected, taking into consideration all relevant factors, including the practical and legal effect of the Title Defect. In no instance shall a Defect Value be an amount in excess of the Allocated Value of an affected property.

3.6      REMEDIES FOR TITLE DEFECTS:

         (i) Prior to the Closing Date, Unocal may elect to cure any or all Title Defects; provided, however, if Unocal elects to cure a Title Defect, but has not been able to do so by the Closing Date, the Parties shall proceed with the Closing, with the Claim Value or Defect Value, as applicable, being an adjustment to the Purchase Price. Unocal shall retain the right to cure any such Title Defect for a period of time not to exceed one hundred eighty (180) days after the Closing Date. Within thirty (30) days of Buyer's receipt of curative documents which eliminate the Title Defect, Buyer shall tender to Unocal the applicable Claim Value or Defect Value withheld at Closing. Unocal's option to cure Sections 3.2 (i) or (ii) Title Defects shall include the option to partially cure any such Title Defect or Title Defects so as to reduce the Claim Value of the Title Defect or Title Defects.

         (ii) If the Claim Value or Defect Value of a Title Defect is equal to twenty-five percent (25%) or more of the Allocated Value of a property described in Schedule 2.1(i) or 2.1(ii), Unocal may in its sole discretion elect to retain the affected property and delete it from the Assets. In such instance, the Adjusted Cash Purchase Price shall be adjusted downward in an amount equal to the Allocated Value of the retained property(ies).

         (iii) If a Title Defect is a Section 3.2(i) or (ii) Title Defect which increases or decreases Unocal's interest in the Assets, and Unocal does not elect to cure the Title Defect, the Adjusted Cash Purchase Price shall be adjusted up or down by the Claim Value of the Title Defect.

         (iv) If Unocal contests the existence of a Title Defect or Buyer's good faith estimate of the Claim Value or Defect Value of the Title Defect, the Parties shall meet and use their best efforts to agree on the validity and/or value of the Title Defect. If the Parties cannot agree on the validity and/or value of a Title Defect, and neither Party elects to waive its claim, the dispute shall be submitted to arbitration in accordance with the arbitration procedures set forth in Exhibit "B."

         (v) If Unocal agrees, or is required, to pay the Claim Value of the Title Defect, it shall pay the Claim Value of the Title Defect by an adjustment to the Adjusted Cash Purchase Price by the Claim Value of the Title Defect.

3.7 PURCHASE PRICE ADJUSTMENTS THRESHOLD: Notwithstanding any other provision herein, the Purchase Price shall not be adjusted due to or for a Title Defect, and neither Party shall notify the other Party of a Title Defect unless or until the Claim Value or Defect Value of the Title Defect exceeds a minimum threshold of $25,000. This $25,000 Title Defect threshold shall be applied separately to each property described in Schedules 2.1(i) or 2.1(ii) that has been assigned a separate Allocated Value, but Title Defects shall be calculated on a cumulative basis if a separate property is subject to more than one Title Defect. If the aggregate total of Title Defects exceeds $7,000,000, then Buyer may terminate this Agreement pursuant to
         Section 13.1(ii).

3.8 PREFERENTIAL PURCHASE RIGHTS: (a) Preferential purchase rights shall not be considered Title Defects hereunder regardless of whether or not they are reflected in the Unocal Disclosure Schedule. As to any and all preferential purchase rights known to Unocal prior to the Closing affecting Unocal's or its Affiliates' interest in all or part of the Assets, in accordance with the provisions of the agreement which created the rights, Unocal shall send, as soon as practicable after execution of this Agreement, to the owner or owners of such rights a notice offering to sell to such owner or owners, those Assets covered by such rights for the Allocated Value assigned to the affected Assets. If the owner or owners of the rights exercise such rights prior to Closing, the affected portion of the Assets shall be deleted from the transaction, and the Adjusted Cash Purchase Price shall be reduced in an amount equal to the Allocated Value of the deleted Assets; provided, however, that Buyer, at its sole expense, shall have the right to challenge the asserted preferential rights (and shall indemnify, defend, and hold harmless Unocal from claims, damages and liabilities arising therefrom or relating thereto). If the specific Assets affected do not have a separate Allocated Value, the value shall be the Claim Value of the deleted Assets. The Assets which are known by Unocal to be subject to preferential purchase rights are listed on Schedule 3.8. By listing Assets on Schedule 3.8, Unocal does not admit, warrant or represent that any of such Assets are subject to preferential purchase rights which have not been waived or that such listing is an exhaustive list of all preferential purchase rights affecting the Assets. To the extent and in the manner required under applicable agreements, Unocal shall either comply with each preferential purchase right listed on Schedule 3.8 or obtain a waiver thereof. Unocal may seek and obtain waivers of any applicable or purported preferential purchase right, in a commercially reasonable manner discharging the obligations required of Unocal.

         (b) If the holder of a preferential purchase right fails to consummate the purchase of the Assets covered by such right after notice of exercise, then Unocal shall so notify Buyer, and

         Buyer shall purchase from Unocal, for a price equal to the Allocated Values and upon the other terms of this Agreement, the Assets to which the preferential purchase right applied. All Assets for which a preferential purchase right has not been asserted prior to Closing shall be sold to Buyer at Closing pursuant to the provisions of this Agreement. If one or more of the holders of such preferential purchase rights notifies Unocal subsequent to Closing that it intends to assert its preferential purchase right, Unocal shall give notice thereof to Buyer, whereupon Buyer may elect to: (i) at its sole expense, satisfy such preferential purchase right obligations of Unocal to such holders and Buyer shall be entitled to receive and Unocal hereby assigns to Buyer, all of Unocal's right to all proceeds received from such holders in connection with such preferential purchase rights or (ii) convey the Assets subject to the preferential purchase right to Unocal and Unocal shall remit to Buyer an amount equal to the Allocated Value of Assets. If Buyer elects to satisfy the preferential purchase right obligations of Unocal pursuant to subsection (i) above, then Buyer shall indemnify, defend and hold harmless Unocal from claims, damages and liabilities arising therefrom or relating thereto. If Buyer elects to convey Assets to Unocal pursuant to subsection (ii) above, then Buyer agrees to make such decision and conveyance promptly following Buyer's becoming aware of the preferential purchase right (and in no case more than ten (10) days following notice to Buyer that such preferential right is being asserted) so that Unocal will have adequate reasonable opportunity and time to challenge or satisfy the preferential purchase rights subject to such notification.

3.9 PREFERENTIAL PURCHASE RIGHT DISPUTES: (i) If an owner of a preferential purchase right obtains judicial relief which permanently enjoins the consummation of the transactions contemplated under this Agreement or enjoins the transfer of Assets representing in excess of 20% of the Purchase Price, such enjoinder shall be deemed a termination of this Agreement by mutual consent of the Parties.

         (ii) If, following the Closing, an owner of a preferential purchase right (including any Preferential Right which was not listed on Schedule 3.8) seeks judicial relief, which may include injunctive relief, and Buyer elects not to re-convey the affected Assets under Section 3.8(b) above or the time period to re-convey the affected Assets under Section 3.8(b) above has otherwise expired, then Buyer shall indemnify, defend and hold Unocal harmless from any and all claims, causes of action, costs and expenses arising out of or relating to such dispute.

                                   SECTION 4

                             ENVIRONMENTAL MATTERS

4.1 NO ADMISSION AGAINST INTEREST: Nothing contained in this Section 4, or elsewhere in this Agreement, shall be construed to be an admission against interest as to Unocal or TBI. Unocal and TBI have not included Environmental Liability related provisions herein due to any perceived liability and specifically disclaim the existence of any such liability to third parties (including governmental entities) based on contract, tort, statute or otherwise.

4.2 PHYSICAL CONDITION OF THE ASSETS: Buyer acknowledges that the Assets have been used for oil and gas drilling and production operations, gas processing operations, related oil field operations and possibly for the storage and disposal of Deleterious Substances, and the Assets may be contaminated with such materials. Physical changes in or under the Leasehold Interests, Oil and Gas Properties or adjacent lands may have occurred as a result of such uses. The Assets may contain wells, sumps, landfills, pits, ponds, tanks, impoundments, foundations, pipelines and other equipment, whether or not of a similar nature, any of which may be buried and contain Deleterious Substances, and the locations of which may not be known to Unocal or be readily apparent by a physical inspection of the property. Further, spills, leaks, blowouts and routine operations may have led to contamination of the Assets with Deleterious Substances, the locations of which may not be known to Unocal or be readily apparent by a physical inspection of the property. Buyer understands that Unocal does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any use has had on the physical condition of the Assets. In addition Buyer acknowledges that some oil field production equipment may contain asbestos and/or NORM. In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain asbestos and NORM, and that NORM in the form of scale or in other forms may have become dislodged from the inside of wells, materials and equipment and be located on the Assets and that asbestos and NORM containing materials may be buried or have been otherwise disposed of on the Assets. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM, and other Deleterious Substances from the Assets where they may be found.

4.3      ENDANGERED SPECIES, CRITICAL HABITAT, WETLANDS, GEOLOGIC HAZARDS AND
         FLOODING: "Endangered Species" as used herein shall have the same meaning as "endangered species" is defined pursuant to 16 U.S.C. 1532(6) or the laws of the state in which the Leasehold Interest is located; as "threatened species" is defined pursuant to 16 U.S.C. 1533(30) or the laws of the state in which the Leasehold Interest is located; and/or, as a candidate species for such listing under federal or state law. "Critical Habitat" as used herein shall have the meaning as defined pursuant to 16 U.S.C. 1532(5). "Wetland" as used herein shall have the meaning as defined in 40 Code of Federal Regulations ss.230.3(a), or under the laws of the state in which the Leasehold Interest is located. "Geologic Hazards" as used herein shall include seismic hazard and any earth slides or other earth movement. "Flooding" as used herein shall include the risks associated with a flood plain, flood way or restriction zone and/or any diminution in the value of the Property or restriction of its use by reason of the risk of water entering or remaining thereon. WITHOUT IN ANY WAY LIMITING ANY


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





         OTHER DISCLAIMERS OF WARRANTY HEREIN AND NOTWITHSTANDING ANY DISCLOSURES MADE BY UNOCAL TO BUYER, UNOCAL AND ITS AFFILIATES DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS OF THE DATE OF THIS AGREEMENT AND/OR AS OF THE CLOSING OF THE COMPLETENESS OF ANY SUCH DISCLOSURE OR THAT THE ASSETS ARE FREE FROM ANY ENDANGERED SPECIES OR THAT ALL OR ANY PART OF THE ASSETS ARE NOT A CRITICAL HABITAT OR A WETLAND, OR THAT ANY PART OF THE ASSETS DOES NOT INCLUDE A GEOLOGIC HAZARD, OR THAT ANY PART OF THE ASSETS ARE NOT SUBJECT TO FLOODING. Notwithstanding any knowledge that could be imputed to Unocal or its Affiliates, Buyer has the obligation to ascertain the presence of and extent of any Endangered Species, Critical Habitat, Wetland, Geologic Hazards and the risk of Flooding on the Assets.

4.4      ENVIRONMENTAL ASSESSMENTS AND COMPLETION OF ENVIRONMENTAL DUE
         DILIGENCE: From the date of this Agreement, Unocal will provide TBI (or its contractor) with reasonable access to certain employees of Unocal, certain records of Unocal and the Assets operated by Unocal for the Due Diligence Period, during which TBI will, as part of TBI's due diligence, conduct, at its sole risk and expense, Phase I environmental site assessments as provided below and such additional environmental site assessments as are commercially reasonable under the circumstances and as TBI and Unocal determine is appropriate (collectively, the "Environmental Assessments"). In the event the Parties (acting in good faith) cannot agree to the terms of the preceding sentence, this Agreement shall terminate under Section 13.1(i) of this Agreement. TBI may conduct a Phase I environmental site assessment (pursuant to American Society for Testing and Materials standards) on each of the fields operated by Unocal set forth in Exhibit "C" to be conducted by an unrelated third party qualified to conduct such Phase I environmental site assessments. TBI agrees to immediately provide to Unocal a copy of the Environmental Assessments, including all reports, data and conclusions, and, in any event, TBI shall provide Unocal a copy of all of the foregoing no later than 15 days prior to Closing and if the Closing occurs, and the Assets are sold and assigned to Buyer, Unocal shall keep all such information strictly confidential. Buyer shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and, unless required by law, will not disclose same to any person or agency without the prior written approval of Unocal except to the extent such disclosure is (i) required by applicable law or (ii) to financial institutions, environmental consultants, legal counsel or other parties to whom disclosure is appropriate and desirable to consummate this transaction, but subject to the prior agreement of any such party to maintain the confidentiality of the information. Buyer shall complete its environmental due diligence within the Due Diligence Period.

4.5      BUYER'S ACCESS TO ASSETS; INDEMNIFICATION; INSURANCE:


         (i) Buyer shall have reasonable access to the Assets to conduct its environmental due diligence including but not limited to the Environmental Assessments. Buyer shall not perform any act or permit the performance of any act that would injure the Assets (other than soil sampling which is approved by Unocal in writing) or unreasonably disrupt Unocal's or its Affiliates' activities thereon or the surface owner's or the surface tenant's activities thereon. If the consent of the surface owner or the surface tenant or any other third party is required in connection with Buyer's access to the Assets, Buyer agrees to obtain such consent, with the assistance and cooperation of Unocal (at no cost to Unocal), before entering onto the Assets affected thereby.

         (ii) BUYER RELEASES AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS Unocal, its Affiliates, its or their directors, officers, employees and agents against all claims for injury to, or death of, persons or damage to property arising in any way from the exercise of access rights granted to Buyer for environmental due diligence or due diligence for any other purpose, or from the activities of Buyer or its employees, agents or contractors on the Assets. Buyer shall indemnify Unocal, its Affiliates, its or their directors, officers, employees and agents against and hold each and all of said indemnitees harmless from any and all loss, cost, damage, expense or liability, including attorney's fees, arising out of (i) any and all third party statutory or common-law Liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Buyer may conduct with respect to the Assets; and
               (ii) any injury to or death of persons or damage to property occurring in, on or about the Assets as the result of Buyer's due diligence activities REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, PREMISES LIABILITY, BREACH OF CONTRACT, OR OTHER FAULT OR RESPONSIBILITY OF UNOCAL OR ANY PARTY OR PERSON (except for any such injuries or damages caused solely by the gross negligence or willful misconduct of any said indemnitees). The foregoing obligation of indemnity shall survive Closing or termination of this Agreement without Closing.

         (iii) Buyer shall obtain and maintain or shall cause its outside environmental consultants, if such consultants are engaged in activities on the Assets, to obtain and maintain insurance acceptable to Unocal which is primary as to any insurance or self-insurance available to Unocal and which names Unocal and its Affiliates as additional insureds with respect to liability arising out of Buyer's or its agents' activities on the Assets, including a severability of interest clause (cross liability), which additional insured endorsement shall not exclude coverage based upon the alleged or actual negligence of the additional insured. Such insurance shall include:

                  (a) commercial general liability insurance occurrence form or the equivalent with the amendment-aggregate limits of insurance covering contractual liability, subcontractor's liability, blanket contractual liability, and, unless waived in writing by Unocal, liability arising from explosion, collapse, or underground property damage, all with a minimum combined single limit of $1,000,000.00 each occurrence, $2,000,000.00 aggregate, for bodily injury, death, property damage, business interruption and personal injury;

                  (b) comprehensive automobile liability insurance or business auto policy on an occurrence basis covering all owned, hired or otherwise operated non-owned vehicles with a minimum combined single limit of $1,000,000.00 each occurrence for bodily injury, death and property damage;

                  (c)      workers' compensation insurance as required by law;
                           and

                  (d) employers' liability insurance with a minimum limit of $1,000,000.00 each occurrence.

Such insurance shall be written by a carrier with a Best's rating of A IX or above. Before the entry by Buyer upon the Assets, Buyer shall provide Unocal with policies or certificates of the aforesaid insurance acceptable in form and substance to Unocal which shall provide that coverage shall not be canceled or materially changed prior to thirty (30) days' written notice to Unocal. Subrogation against Unocal and its Affiliates shall be waived with respect to all of the insurance policies set forth above (including without limitation, policies of any consultant). The insurance required by this provision in no way limits Buyer's obligations under any other Section of this Agreement. Further, the insurance to be carried shall in no way be limited by any limitation expressed elsewhere in this Agreement, or any limitation placed on the indemnity herein given or as a matter of law.

4.6 ASSUMPTION OF ENVIRONMENTAL LIABILITIES: Buyer shall assume and discharge any and all Environmental Liabilities relating to or arising from the Assets, whether relating to or arising from ownership or operations before or after the Effective Date, except as follows:

         (i) Buyer assumes no Environmental Liabilities unless and until Closing occurs; and

         (ii) Based on the Qualified Claim Cost Sharing Allocation, Unocal shall be responsible only for a portion of the Remediation Costs for Qualified Claims.

4.7      QUALIFIED CLAIM COST SHARING:

         (a) Any Remediation Costs incurred by Buyer or Unocal or its Affiliates in satisfying a Qualified Claim shall be allocated and satisfied by the Parties as follows ("Qualified Claim Cost Sharing Allocation"):

                  (i) each separate and distinct Qualified Claim for which the Remediation Cost is $10,000 or less ("Minimal Environmental Liabilities") shall be allocated to and satisfied by Buyer;

                  (ii) Subject to Section 4.7(a)(i) above, cumulative Remediation Costs for all Qualified Claims, except Minimal Environmental Liabilities, up to an aggregate amount equal to $50,000 are allocated to and shall be satisfied by Unocal and Buyer as follows: Buyer shall satisfy the first $10,000 of each separate and distinct Qualified Claim for which the Remediation Cost is greater than $10,000 and Unocal satisfying the balance of the claim up to an aggregate amount for all Qualified Claims of $50,000;

                  (iii) Subject to Sections 4.7(a)(i) and (ii) above, cumulative Remediation Costs for all Qualified Claims, except Minimal Environmental Liabilities, which exceed an aggregate amount equal to $50,000 (with such aggregate $50,000 for all Qualified Claims being allocated and satisfied in the manner described in Section 4.7(a)(ii) above) and up to an aggregate amount equal to 26.2% of the Purchase Price (which, for purposes of this Section 4.7(a)(iii) is deemed to be $20 million based upon a Purchase Price of $76.4 million) are allocated to and shall be satisfied one-half by Buyer and one-half by Unocal.

                  (iv) Subject to Sections 4.7(a)(i) - (iii) above, cumulative Remediation Costs for all Qualified Claims, except Minimal Environmental Liabilities, which exceed an aggregate amount equal to 26.2% of the Purchase Price (which, for purposes of this Section 4.7(a)(iv) is deemed to be $20 million based upon a Purchase Price of $76.4 million) are allocated to and shall be satisfied solely by Buyer.

         (b) An example of the application of the Qualified Claim Cost Sharing Allocation is set forth on Schedule 4.7 hereto.

         (c) NOTWITHSTANDING ANYTHING STATED HEREIN TO THE CONTRARY, THE LIMITATIONS ON UNOCAL'S LIABILITY, AND THE ASSUMPTION OF ALL LIABILITIES ABOVE SUCH LIMITATIONS BY BUYER, UNDER THIS
                  SECTION 4 AND ELSEWHERE IN THIS AGREEMENT SHALL APPLY REGARDLESS OF WHETHER SUCH LIABILITIES ARE KNOWN OR UNKNOWN, RELATE TO ACTIONS,

                  EVENTS OR CONDITIONS EXISTING OR OCCURRING PRIOR TO THE EFFECTIVE DATE, WHETHER ATTRIBUTABLE (IN WHOLE OR IN PART) TO THE ACTIONS, SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, PRODUCTS LIABILITY, ENVIRONMENTAL LIABILITY, OR OTHER FAULT, LIABILITY OR RESPONSIBILITY OF UNOCAL OR ANY OTHER PERSON OR PARTY, AND REGARDLESS OF WHETHER ASSERTED UNDER ANY THEORY OF LIABILITY.

4.8 LIMITATION: No obligations allocated to or assumed by Unocal under this Agreement shall include any obligation to remediate any Environmental Liability in or upon land or any water course or body of water including ground water beyond the lawful requirements of the government agency or agencies with jurisdiction over the Assets or a court of competent jurisdiction, nor shall such obligations include any action, cost or expense other than actions, costs, or expenses required by law. Between the Parties, Unocal shall have the right but not the obligation to direct and control any work required to remedy Environmental Liabilities if it may be responsible for more than fifty percent (50%) of the costs and expenses of such work attributable to the interest of the Parties; provided, however, if the Parties have control, regardless of which Party directs and controls any required work to remedy Environmental Liabilities, all such actions shall be the most cost efficient possible to comply with applicable Environmental Laws and which are consistent with continued use of the Assets for the same purposes they were being used on the Effective Date, and shall be based on mutually acceptable actions after consultation with the other Party.

4.9 TERMINATION DUE TO MATERIAL ENVIRONMENTAL DEFICIENCIES: If it is determined during the Due Diligence Period that a Material Environmental Deficiency exists, either Buyer or Unocal may elect to terminate this Agreement, unless Buyer and Unocal mutually agree in writing to delete all or part of the affected Assets from this Agreement, and adjust the Adjusted Cash Purchase Price accordingly, such that the total Environmental Liabilities remaining do not constitute a Material Environmental Deficiency.

4.10     DETERMINATION OF VALUE:

         (i) Upon delivery of notice by Buyer to Unocal of a Material Environmental Deficiency, Buyer and Unocal shall meet and use their best efforts to agree on whether such a Material Environmental Deficiency exists. The value of Environmental Liabilities shall be based on the estimated Remediation Cost.

         (ii) If, during the Due Diligence Period, Buyer determines there is a Material Environmental Deficiency and desires to terminate this Agreement, it shall immediately so notify Unocal. Unocal shall respond on the earlier of the Closing

                  Date or seven (7) days from the date of notice whether it concurs in Buyer's determination that the estimated Remediation Cost of the applicable Environmental Liabilities is sufficient to constitute a Material Environmental Deficiency. In the event Unocal concurs in Buyer's determination, the termination of this Agreement shall be treated as a termination by mutual consent of the Parties.

         (iii) If Unocal timely notifies Buyer that it does not concur with the Buyer's determination of the estimated Remediation Costs, Buyer may still elect to terminate this Agreement and request a determination of the value of the Environmental Liabilities by the following procedure: the Parties will submit the issue of the existence of a Material Environmental Deficiency to arbitration in accordance with the arbitration procedures set forth in Exhibit "B." If the arbitrators determine that a Material Environmental Deficiency does not exist, Buyer will pay the arbitration costs. If the arbitrators find that a Material Environmental Deficiency does exist, Unocal will pay the arbitration costs. If Buyer does not elect to terminate this Agreement prior to the commencement of arbitration in connection with this Section, then Buyer shall be deemed to have waived its right to terminate this Agreement under this Section unless and until the arbitrators determined that a Material Environmental Deficiency exists, and if such arbitrators determine that no Material Environmental Deficiency exists, then Buyer shall pay all arbitration costs and proceed to Closing, subject to the other terms and conditions of this Agreement.

         (iv) Any and all disagreements between Buyer and Unocal regarding the value of Environmental Liabilities shall be submitted to arbitration in accordance with the arbitration procedures set forth in Exhibit "B."

                                   SECTION 5

                          OPERATIONS AND CASUALTY LOSS

5.1 OPERATIONS: Between the Effective Date and Closing, as to the portion of the Assets to be conveyed which Unocal now operates, it shall operate the same in a good and workmanlike manner. At Closing, such operations shall be turned over to and become the responsibility of Buyer, unless an applicable unit, pooling, communitization or operating agreement requires otherwise, in which case (unless Buyer and Unocal otherwise agree) Unocal shall continue the physical operation of such portion of the Assets, pursuant to and under the terms of such applicable agreement, until such time after Closing as such applicable agreement may require. However, Unocal shall have no liability as operator to Buyer, for any operations by Unocal, for loss or damages sustained, or liabilities incurred, REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF

         UNOCAL OR ANY OTHER PERSON OR PARTY, except as may result directly from Unocal's gross negligence or willful misconduct. Such operations from and after the Closing shall be conducted by Unocal for and on behalf of Buyer, and Unocal shall make appropriate charges to Buyer pursuant to any applicable operating agreement pursuant to Sections 2.6(i),
         (iii) and (iv). In the absence of any applicable operating agreement, for any such services performed by Unocal as operator of the Assets
         (or portions thereof) from and after the Effective Date, Buyer shall pay to Unocal the applicable Asset's working interest percentage of an overhead operating charge of $660 per month per active well operated by Unocal; plus Buyer shall reimburse all reasonable and necessary expenses incurred by Unocal in such operation, protection or maintenance of the Assets as are not normally included within the operating charge in standard form accounting procedures but are paid as direct charges thereunder. Any such charges and expenses shall be recovered by Unocal as part of the Closing or Final Accounting adjustments as appropriate.

5.2 CASUALTY LOSS: Upon the Closing, the risk of Casualty Loss relating to the Assets shall pass from Unocal to Buyer, effective as of the Effective Date.

5.3 SUCCESSOR OPERATOR: Buyer acknowledges and agrees that Unocal cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communitization, operating or other agreements which control the appointment of a successor operator. Unocal agrees, however, that as to the Assets it operates, where it will facilitate the appointment of a successor operator, Unocal will use its reasonable efforts to recommend TBI as successor operator and will resign as operator when a successor operator assumes operations.

5.4 RESTRICTIONS ON OPERATIONS: Between the Execution Date and Closing, except as necessary in Unocal's opinion in emergency situations, Unocal shall not, without Buyer's consent, voluntarily incur any liability or enter into any commitment with respect to the Assets which will cost in excess of $50,000 net to Unocal with respect to an individual project; cancel any contract associated with the Assets except in the ordinary course of business; or enter into any hedging, forward sales or similar agreements with respect to production from the Assets.

5.5 PERMIT TRANSFERS: Buyer acknowledges and agrees to the following regarding the transfer of Permits:

         (a) Unocal and Buyer agree that, as of the Closing Date, Buyer shall be responsible for compliance with the Permits, whether or not Unocal or Buyer is the permit holder or operator under the Permits. After the Closing Date, Buyer agrees to maintain all Permits in full force and effect in compliance with the laws applicable to such Permits.

         (b) Buyer acknowledges that certain of the Permits, by their terms, cannot be transferred. Buyer agrees to promptly apply for and diligently pursue new Permits in all cases where a Permit cannot be transferred to Buyer and Buyer and Unocal agree to diligently pursue the transfer of Permits which are transferable.

         (c) Certain of the Pipeline Assets owned by Unocal are currently FERC common carriage and will require FERC approval and possibly other regulatory approval prior to transfer of such Pipeline Assets to Buyer. Unocal and Buyer shall commence promptly and thereafter diligently pursue the appropriate process necessary to gain FERC approval and other regulatory approvals to transfer such Pipeline Assets to Buyer. Since the FERC and regulatory approval process may extend beyond Closing, Unocal shall (to the extent permissable under applicable licenses, permits and regulations and in accordance with a management agreement to be mutually agreed upon by the parties) retain operations and ownership of such Pipeline Assets until FERC approval or other regulatory approvals required by Unocal to transfer such Pipeline Assets to Buyer are obtained.

         (d) After Closing and to the extent agreed in writing by Unocal, Unocal will continue as permit holder on behalf of Buyer under those Permits that have yet to be assigned or issued to Buyer until such time as all Permits necessary to the operation of the Assets and Pipeline Assets have been assigned or issued to Buyer. After Closing and for as long as Unocal or Unocal's name remains on a Permit, Buyer shall indemnify and hold Unocal and its Affiliates harmless from and against any and all claims in respect of Environmental Liabilities arising out of, resulting from or relating to the Permits.

         (e) For as long as Unocal or Unocal's name remains on any Permit, Buyer agrees not to sell any Assets related thereto or transfer such related Permit without Unocal's prior written consent, which may be given or withheld in its sole discretion.

                                   SECTION 6

                    REPRESENTATIONS AND WARRANTIES OF UNOCAL

         Unocal hereby represents and warrants to Buyer as follows:

6.1 ORGANIZATION: Unocal is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and is qualified to do business and is in good standing as a foreign corporation in every other jurisdiction where the failure to so qualify would have a Party Adverse Effect on Unocal.

6.2 AUTHORITY TO DO BUSINESS: Unocal has all requisite power and authority to own, lease or operate the Assets and to carry on the business as now conducted.

6.3      AUTHORITY; ENFORCEABILITY:

         (i) Unocal has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

         (ii) All corporate acts and other proceedings required to be taken by Unocal to authorize the execution, delivery and performance by Unocal of this Agreement have been duly and properly taken.

         (iii) This Agreement has been duly executed and delivered by Unocal and constitutes the legal, valid and binding obligation of Unocal, enforceable against Unocal in accordance with its terms.

         (iv) The execution, delivery and performance by Unocal of this Agreement does not and will not conflict with, or result in any violation of or default under any provision of the Articles of Incorporation or By-laws of Unocal or any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Unocal or to the Assets.

6.4 LITIGATION, SUITS OR CLAIMS: Except as disclosed in the Unocal Disclosure Schedule, (a) there are no actions, suits or proceedings pending or, to Unocal's Knowledge, threatened in writing against Unocal which if decided unfavorably to Unocal could have a material adverse effect on any of the Assets (other than actions, suits, proceedings, asserted or threatened, relating to Title Defects or Environmental Liabilities or disclosed in any of the exhibits or schedules to this Agreement) and (b) to Unocal's Knowledge, no written notice from any governmental authority or person has been received by Unocal claiming any violation or repudiation of the Oil and Gas Properties or any violation of any law, rule, regulation, ordinance, order, decision or decree of any governmental authority (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources) relating to the Oil and Gas Properties.

6.5 DISCLAIMER OF WARRANTIES: EXCEPT AS HEREIN PROVIDED, SUBJECT TO SECTIONS 6.8 AND 6.9 HEREOF, THE ASSETS ARE SOLD "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS," AND UNOCAL AND ITS AFFILIATES EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (a) THE CONDITIONS OF THE ASSETS (INCLUDING,

         WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (b) ANY INFRINGEMENT BY UNOCAL OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (c) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF UNOCAL (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND ENGINEERING DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING), (d) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS, AND (e) THE FAILURE OF ANY COMPUTER, ELECTRONICS, SOFTWARE, OR COMPONENTS TO BE FREE OF ANY BUGS OR ERRORS, INCLUDING, BUT NOT LIMITED TO, ANY DEFICIENCIES RELATING TO THE INABILITY TO PROPERLY FUNCTION BEYOND DECEMBER 31, 1999.

6.6 GAS ENTITLEMENTS AND IMBALANCES: To Unocal's Knowledge, except as described in Schedule 6.6 or in any other part of this Agreement, Unocal is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Assets at any time after the Effective Date without receiving payment therefor.

6.7 NO BREACH: To Unocal's Knowledge, except as otherwise disclosed in this Agreement, Unocal is not party to, or subject to, or bound by any provision of any judgment, order, writ, injunction or decree of any court, or governmental body, or any statute, rule or regulation applicable to Unocal which prohibits or would be violated by, or which allows for the termination or modification of this Agreement due to Unocal entering into, executing, delivering or consummating same.

6.8 ENVIRONMENTAL CONDITION OF ASSETS: To Unocal's Knowledge, all material environmental problems affecting the Assets are referred to in documents which have been, or prior to Closing, will be provided or made available to Buyer, or are otherwise referred to in the Unocal Disclosure Schedule or described in Schedule 6.8 ("Environmental Disclosure Schedule"). Unocal and TBI acknowledge that (i) there are certain environmental conditions referenced on Schedule 6.8 which have not yet become specific and identifiable third party claims and that the inclusion of such conditions shall not preclude claims which arise after the Closing Date from being categorized as and treated hereunder as Qualified Claims even though such claims relate to such generally described environmental conditions (to the extent that such claims otherwise meet the criteria of Qualified Claims, as defined herein), and (ii) that the environmental matters described on Schedule 6.8 which constitute specific and identifiable third party claims shall be the responsibility of TBI and shall not be eligible to become Qualified Claims after the Closing.

6.9 COMPLIANCE WITH LAWS AND AGREEMENTS: To Unocal's Knowledge, Unocal is in compliance with all permits, contracts and agreements relating to the Assets, and in compliance with all laws, rules and regulations of federal, state or local entities which have jurisdiction over Unocal or the Assets such that any failure of compliance will not have an adverse effect on the value of the Assets.

6.10 TAXES: To Unocal's Knowledge, all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production or removal of Hydrocarbons or the receipt of proceeds therefrom and relating to the Assets, to the extent such taxes and assessments have become due and payable, have been timely paid and all applicable tax returns required to be filed have been filed and there are no claims by any applicable taxing authority pending against Unocal applicable to the Assets.

6.11 NO DISTRIBUTION: Unocal is acquiring the Shares for its own account for investment purposes and not with a view to or for sale in connection with any distributions thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder and any applicable state securities laws. Unocal understands that the Common Stock will not have been registered pursuant to the Securities Act or any applicable state securities or Blue Sky law, that such securities will be characterized as "restricted securities" under the federal securities laws and that under such laws and applicable regulations such securities cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, Unocal represents that it is familiar with Rule 144, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

6.12 CURRENT COMMITMENTS: To Unocal's Knowledge, Schedule 6.12 contains a true and complete list as of the date of this Agreement of all authorities for expenditures ("AFEs") to drill or rework Wells, or for other capital expenditures, involving amounts in excess of $250,000 pursuant to any of the contracts being assumed by Buyer for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

6.13 BROKERS: Unocal has not incurred any obligation or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable to or charged to Buyer.

6.14 OWNERSHIP OF COMMON STOCK: As of the date of this Agreement, neither Unocal nor its Affiliates own shares of Common Stock or other securities convertible into shares of Common Stock and are not a party to any agreements to acquire any such securities other than this Agreement.

6.15 ROYALTIES: To Unocal's knowledge, except as set forth in Exhibit "D," all royalties and similar assessments based on or measured by the ownership of property or the production or removal of Hydrocarbons or the receipt of proceeds therefrom and relating to the Assets, to the extent such royalties have become due and payable, have been timely paid; provided, however, that notwithstanding anything to the contrary, Unocal does not make, and expressly disclaims, any representations or warranties regarding the manner or method of calculation of any such royalties.

                                   SECTION 7

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         TBI hereby represents and warrants to Unocal as follows:

7.1      ORGANIZATION:

         (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and is qualified to do business and is in good standing as a foreign corporation in every other jurisdiction where the failure to so qualify would have a Party Adverse Effect on Buyer.

         (ii) Buyer has all requisite power and authority to own, lease or operate its properties, assets and to carry on its business as now conducted. Buyer is authorized to do business in the states of Colorado, Wyoming, North Dakota and Utah.

         (iii) Prior to the date of this Agreement, Buyer has delivered to Unocal true, correct and complete copies of Buyer's Certificate of Incorporation and Bylaws, as currently in effect.

         (iv) The respective headquarters and principal offices of Buyer are located in the State of Texas.

7.2      AUTHORITY; ENFORCEABILITY:

         (i) Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

         (ii) All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement have been duly and properly taken.

         (iii) This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         (iv) The execution, delivery and performance of this Agreement by Buyer do not and will not conflict with, or result in any violation of or default under any provision of the Certificate of Incorporation or Bylaws of Buyer, or any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its properties or assets.

7.3 CONSENTS: Other than compliance with the Hart-Scott-Rodino Act, approval of the Buyer's board of directors, approval by Buyer's principal lenders and satisfaction of the covenants and conditions of this Agreement, no consent, approval, authorization, notice, filing, registration or qualification is required to be obtained or effected by Buyer for the execution, delivery or performance by Buyer of this Agreement.

7.4 LITIGATION, SUITS OR CLAIMS: To Buyer's Knowledge and except as reflected in Buyer's SEC Filings, there are no actions, suits or proceedings pending or threatened in writing against Buyer which if decided unfavorably to Buyer could have a Party Adverse Effect on Buyer.

7.5 NO BREACH: To Buyer's Knowledge, Buyer is not party to, or subject to, or bound by any provision of any judgment, order, writ, injunction or decree of any court, or governmental body, or any statute, rule or regulation applicable to Buyer which prohibits or would be violated by, or which allows for the termination or modification of this Agreement due to Buyer entering into, executing, delivering or consummating same.

7.6 COMPLIANCE WITH LAWS AND AGREEMENTS: To Buyer's Knowledge, Buyer is in substantial compliance with all Permits, contracts and agreements relating to its properties, assets and business and in substantial compliance with all laws, rules and regulations of federal, state or local entities which have jurisdiction over Buyer or its properties, assets or business such that any failure of compliance will not have a Party Adverse Effect on Buyer.

7.7 INVESTIGATIONS OF ASSETS: In accordance with the provisions of this Agreement, Buyer has made, or will make or arrange for others to make, such inspection of the Assets as it deems appropriate, and, except as otherwise provided herein, Buyer will accept the Assets "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS."

7.8 NO DISTRIBUTION: Buyer is acquiring the Assets for its own account for investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder and any applicable state securities laws.

7.9 FEDERAL LEASES: If the Assets include any federal leases, Buyer is qualified to own such federal leases or will be so qualified at Closing.

7.10 CAPITALIZATION OF BUYER; TITLE TO THE SHARES: (a) The authorized capital stock of Buyer consists of (i) 55,000,000 shares of common stock, par value $0.10 per share, of which 29,259,989 shares are issued and outstanding and (ii) 2,500,000 shares of preferred stock, par value $0.10 per share, of which 1,000,000 shares are issued and outstanding; provided that the number of issued and outstanding shares of common stock is subject to increase pursuant to the exercise of previously granted options in the ordinary course. Except for this Agreement, or as otherwise disclosed in writing to Unocal by Buyer, and as set forth in the Buyer's SEC Filings, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the unissued or treasury shares of capital stock of Buyer.

         (b) Upon issuance and delivery to Unocal, the Shares shall be duly authorized, validly issued and fully paid and nonassessable, and no personal liability shall attach to the ownership thereof. Upon transfer of the Shares, from TBI at the Closing, Unocal will have valid and marketable title to all the Shares, free and clear of any Liens, other than any Liens arising by, through or under Unocal and the Stock Ownership and Registration Rights Agreement.

7.11 SEC FILINGS: (a) Buyer has filed with the Securities and Exchange Commission ("SEC"), and has heretofore made available to Unocal true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including, without limitation, exhibits and amendments thereto), including, without limitation, its Annual Reports to stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since January 1, 1998, under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act (collectively, the "SEC Filings").

         (b) As of its respective filing date (or, if any SEC Filing was amended, as of the date such amendment was filed), each SEC Filing, including, without limitation, any financial statements or schedules included therein, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

         (c) As of its filing date (or, if any SEC Filing was amended, as of the date such amendment was filed), each SEC Filing filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (d) Each such registration statement, as amended or supplemented, if applicable, filed by TBI pursuant to the Securities Act and constituting a SEC Filing did not, as of the date such statement or amendment became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (e) There are no liabilities of TBI or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than: (i) liabilities or obligations disclosed in the SEC Filings made prior to the date hereof or provided for in the TBI Balance Sheet or disclosed in the notes thereto; (ii) liabilities or obligations which would not, individually or in the aggregate, have a Party Adverse Effect on TBI; and (iii) liabilities or obligations under this Agreement.

7.12 FINANCIAL STATEMENTS: The audited consolidated financial statements and unaudited consolidated interim financial statements of TBI included in the SEC Filings fairly present, in conformity with generally accepted accounting practices applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of TBI and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

7.13 ABSENCE OF CERTAIN CHANGES: Except as disclosed in the SEC Filings made prior to the date hereof or as contemplated by this Agreement or with respect to any of the actions referred to in any of clauses (b) through (g) below to which Unocal has given its consent, since the TBI Balance Sheet Date, the business of TBI and its subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and there has not been:

         a) any event, occurrence, development or set of circumstances or facts which has had, individually or in the aggregate, a Party Adverse Effect on TBI;

         b) any declaration, setting aside or payment of any dividend (other than with respect to its $1.75 Convertible Preferred Stock, Series A) or other distribution with respect to any shares of capital stock of TBI or any of its subsidiaries (other than dividends paid by direct or indirect wholly owned subsidiaries), or any repurchase, redemption or other acquisition by TBI or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, TBI or any of its subsidiaries;

         c) any amendment of any material term of any outstanding security of TBI or any of its subsidiaries;

         d) any incurrence, assumption or guarantee by TBI or any of its subsidiaries of any material indebtedness for borrowed money other than trade debt or marketing guarantees incurred in the ordinary course and debt incurred pursuant to existing credit facilities and arrangements;

         e) any creation or other incurrence by TBI or any of its subsidiaries of any Lien on any material asset other than in the ordinary course consistent with past practices;

         f) any making of any material loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in Wildhorse Energy Partners, L.L.C. or wholly-owned subsidiaries of TBI made in the ordinary course consistent with past practices;

         g) any change in any method of financial accounting or tax accounting or any accounting practice by TBI or any of its subsidiaries, except for any such change required by reason of a change in generally accepted accounting practices or Regulation S-X promulgated under the Exchange Act;

         h) any damage, destruction or other Casualty Loss affecting the business or assets of TBI or any of its subsidiaries which, considering the effect of any insurance, would, individually or in the aggregate, have a Party Adverse Effect on TBI; or

         i) material labor dispute, other than routine individual grievances, or, to the knowledge of TBI, any activity or proceeding by a labor union or representative thereof to organize any material number of employees of TBI or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at the TBI Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

7.14 REGULATORY AUTHORITY: As of the date hereof, TBI is not subject to regulation as: (a) an "investment company" or a company "controlled" by and "investment company" within the meaning of the Investment Company Act of 1940, as amended; or (b) a "holding company", or a "subsidiary company", or an "affiliate" of a "holding company", or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

7.15 ENVIRONMENTAL MATTERS: To TBI's Knowledge, all material environmental problems affecting the assets and properties of TBI are referenced in the SEC Filings or elsewhere in this Agreement.

7.16 BROKERS: Buyer has not incurred any obligation or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable to Unocal.

                                   SECTION 8

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UNOCAL

         The obligation of Unocal to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at Closing of each of the following conditions, each of which may be waived by Unocal except as otherwise required by law:

8.1      PURCHASE PRICE:  At Closing, Buyer shall deliver:

         (i) an amount equal to the Adjusted Cash Purchase Price plus or minus as applicable the Cash Settlement (to the extent same is a positive number); and

         (ii)     certificates representing the Shares.

8.2 BUYER'S REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT: The representations and warranties of Buyer contained herein on the date hereof shall have been true and correct in all material respects, and shall be correct in all material respects on and as of the Closing with the same force and effect as though made at and as of such time, except for the representations and warranties specifically relating to a time or times other than the Closing, or as may be affected by transactions contemplated hereby.

8.3 OFFICER'S CERTIFICATE: Buyer shall have furnished Unocal a certificate of an officer of Buyer certifying that except as specifically set forth in such certificate:

         (i) the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made at and as of such time, except for representations and warranties specifically relating to a time or times other than the Closing Date, or except as may be affected by the transactions contemplated hereby; and

         (ii) Buyer has performed all of its obligations contained in this Agreement required to be performed by it prior to Closing.

8.4 OPINION OF COUNSEL: Buyer shall have furnished Unocal an opinion rendered by legal counsel of Buyer, dated as of the Closing, to the effect that:

         (i) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state wherein it was incorporated or organized and is authorized to do business in the State of Delaware;

         (ii) Buyer has full power to carry out the transactions provided for in this Agreement; this Agreement has been duly executed and delivered by Buyer; and this Agreement is the legal and binding obligation of Buyer, enforceable in accordance with its terms except as enforceability may be limited or denied by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect the rights of creditors generally and except as enforcement or remedies may be limited or denied by general equitable principles;

         (iii) the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement will not constitute a breach, violation, or default under the Certificate of Incorporation or Bylaws of Buyer; and

         (iv)     the authorized capital stock of Buyer is as reflected in
                  Section 7.10 hereof and upon issuance and delivery to Unocal upon the consummation of the transaction contemplated by this Agreement, the Shares are duly authorized and are fully paid and nonassessable.

8.5 PRE-CLOSING PERFORMANCE: Buyer shall have performed, observed or complied in all material respects with all its obligations and conditions required by this Agreement to be performed, observed or complied with by it at or prior to Closing.

8.6 AUTHORIZATION: All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer.

8.7 ABSENCE OF LITIGATION: No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by Buyer or any third party seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

8.8 BONDS: Buyer shall have delivered to Unocal either copies of such bonds, in form and substance and issued by corporate sureties reasonably satisfactory to Unocal, covering the Assets as may be required under any laws, rules or regulations of any federal, Indian tribe, state or local government agencies having jurisdiction over the Assets, or a commitment by a surety company, reasonably satisfactory to Unocal, to issue such bonds upon Closing.

8.9 HART-SCOTT-RODINO ACT: All approvals required by the Hart-Scott-Rodino Act shall have been received or all applicable waiting periods shall have lapsed.

8.10 STOCK OWNERSHIP AND REGISTRATION RIGHTS AGREEMENT: Buyer and Unocal shall have entered into the Stock Ownership and Registration Rights Agreement.

8.11 CERTIFICATES OF INSURANCE: At the Closing, Buyer shall deliver to Unocal documentation reflecting that Buyer has obtained the necessary insurance required under applicable laws or regulations to hold the Assets.

8.12 PERMITS, CONSENTS AND PREFERENTIAL PURCHASE RIGHTS: Any Permits or consents necessary to effect the Closing and to conduct all operations contemplated hereunder shall have been obtained and the applicable time period for the exercise of preferential purchase rights respecting any of the Assets held by persons other than Unocal or Buyer shall have expired or such rights have been exercised or waived.

8.13 SATISFACTORY RESULTS OF UNOCAL'S DILIGENCE: By the end of the Due Diligence Period, Unocal shall be satisfied, in its sole discretion, with the results of its due diligence provided that any acknowledgment to this effect shall not abrogate or relieve Buyer from its obligations to Unocal under this Agreement, including obligations under Section 14 below.

                                   SECTION 9

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, each of which may be waived by Buyer except as otherwise required by law:

9.1 DELIVERY OF CASH SETTLEMENT: At Closing, Unocal shall pay to Buyer, if applicable, an amount equal to the Adjusted Cash Purchase Price plus or minus, as applicable, the Cash Settlement (to the extent same is a negative number) described in Section 2.6.

9.2 DELIVERY OF INSTRUMENTS OF TRANSFER: At Closing, Unocal and its Affiliates shall deliver to Buyer executed, and where appropriate recordable, bills of sale, lease assignments, and other instruments of conveyance as required herein.

9.3 UNOCAL'S REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT: The representations and warranties of Unocal contained herein on the date hereof shall have been true and correct in all material respects, and shall be correct in all material respects on and as of the Closing with the same force and effect as though made at and as of such time, except for the representations and warranties specifically relating to a time or times other than the Closing, or as may be affected by transactions contemplated hereby.

9.4 OFFICER'S CERTIFICATE: Unocal shall have furnished Buyer a certificate of an officer of Unocal certifying that except as specifically set forth in such certificate:

         (i) the representations and warranties of Unocal contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made at and as of such time, except for representations and warranties specifically relating to a time or times other than the Closing Date, or except as may be affected by the transactions contemplated hereby; and

         (ii) Unocal has performed all of its obligations contained in this Agreement required to be performed by it prior to Closing.

9.5 OPINION OF COUNSEL: Unocal shall have furnished Buyer an opinion rendered by legal counsel for Unocal, dated as of the Closing, to the effect that:

         (i) Unocal is a Corporation duly organized, validly existing, and in good standing under the laws of the state of California and is authorized to do business in the State of Texas; and

         (ii) Unocal has full power to carry out the transactions provided for in this Agreement; this Agreement has been duly executed and delivered by Unocal; and this Agreement is the legal and binding obligation of Unocal, enforceable in accordance with its terms except as enforceability may be limited or denied by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect the rights of creditors generally and except as enforcement or remedies may be limited or denied by general equitable principles; and

         (iii) the execution, delivery and performance of this Agreement by Unocal and the consummation by Unocal of the transactions contemplated by this Agreement will not constitute a breach, violation, or default under the Articles of Incorporation or Bylaws of Unocal.

9.6 PRE-CLOSING PERFORMANCE: Unocal shall have performed, observed or complied in all material respects with all its obligations and conditions required by this Agreement to be performed, observed or complied with by it at or prior to Closing.

9.7 AUTHORIZATION: All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Unocal.

9.8 ABSENCE OF LITIGATION: No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by Unocal or by a third party against Unocal seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

9.9 HART-SCOTT RODINO ACT: All approvals required by the Hart-Scott-Rodino Act shall have been received or all applicable waiting periods shall have lapsed.

9.10 STOCK OWNERSHIP AND REGISTRATION RIGHTS AGREEMENT: Buyer and Unocal shall have entered into the Stock Ownership and Registration Rights Agreement in the form of Exhibit "J."

9.11 CONSENTS: The approvals and consents specified in the Schedule 9.11 have been obtained or waived. By listing any potential consent requirement on Schedule 9.11, neither Unocal nor Buyer admits, represents or warrants that such potential consent requirement is applicable to the transactions contemplated by this Agreement or that such listing is an exhaustive list of all material consents or approvals.

9.12 SATISFACTORY RESULTS OF BUYER'S DILIGENCE: By the end of the Due Diligence Period, Buyer shall be satisfied, in its sole discretion, with the results of its due diligence, provided that any acknowledgment to this effect shall not abrogate or relieve Unocal from its obligations to Buyer under this Agreement, including obligations under Section 14 below.

9.13 NO MATERIAL CHANGES: Between the Effective Date and the Closing Date there shall have been no change in the production volumes, pressures, quality or makeup of production, of the Wells or any other change in the Assets, the effect of any of which reasonably would be expected to negatively affect the value of the Assets, taken as a whole, by 20% of the Purchase Price or more, except, in all cases, for
         (i) depletions or routine changes which occur in the normal course of the day to day ownership or operation of the Wells or the other Assets, (ii) changes that result from variances in markets for substances produced from such Wells or other Assets or (iii) other changes affecting the oil and gas industry generally.

                                   SECTION 10

                                   COVENANTS

10.1 INVESTIGATION AND DECISION: The Parties further covenant as follows:

          (a) INVESTIGATION OF ASSETS: During the Due Diligence Period, Buyer shall: (i) make, or arrange for others to make, such inspection and investigation of the Assets and Assumed Liabilities as it deems appropriate; (ii) investigate and have knowledge of operative or proposed laws to which the Assets are or may be subject; (iii) accept the Assets and Assumed Liabilities upon the basis of its review and determination of the applicability and effect of such laws; (iv) have reviewed and evaluated any data room materials or other materials to which access has been provided to Buyer by Unocal under this Agreement; and (v) have made such investigations of the title, condition, status under Environmental Laws, oil and gas laws and any other aspects of the Assets and Assumed Liabilities as may be necessary or appropriate. Buyer agrees that such inspections shall not unreasonably interfere with the business and operations of Unocal, and that such inspections and all such documents shall be subject to the Confidentiality Agreement.

          (b) INVESTIGATION OF BUYER: During the Due Diligence Period, Unocal shall: (i) make, or arrange for others to make, such inspection and investigation of Buyer as it deems appropriate in order to evaluate the merits and risks inherent in holding TBI Common Stock; (ii) investigate and have knowledge of operative or proposed laws to which TBI Common Stock is or may be subject; and (iii) accept TBI Common Stock based on its review and determination of the applicability and effect of such laws. Unocal agrees that such inspections shall not unreasonably interfere with the business and operations of Buyer, and that such inspections and all such documents shall be subject to the Confidentiality Agreement.

          (c)  INDEPENDENT DECISION:

                  (i) Buyer has made its own independent judgment of the commercial potential, condition and usefulness of the Assets, taking into consideration all current Environmental Laws and other laws and the likelihood that such

                           Environmental Laws and other laws will change in the future. Buyer has such knowledge and experience in business and financial affairs in general, securities and investments, and of the oil and gas, as to be capable of evaluating the merits and risks of purchasing the Assets.

                  (ii) Unocal has made it own independent judgment of the business, finances and prospects of the Buyer. Unocal is a sophisticated investor with knowledge and experience in business and financial affairs in general, securities and investments, and of oil and gas, as to be capable of evaluating the merits and risks of holding TBI Common Stock.

10.2     ACCESS TO INFORMATION:

         (a) In connection with the terms of the Confidentiality Agreement regarding disclosures by Unocal to Buyer, Unocal shall permit Buyer reasonable access to the Assets and to those files in Unocal's possession relating thereto which are not proprietary, privileged, restricted or prohibited from being disclosed, which may include, without limitation, access to title, land, environmental, accounting, geological, engineering, reservoir, production, and other data and information regarding this transaction; provided, however, Unocal shall provide a generic list of categories of information not delivered in accordance with the term of this Section 10.2(a).

         (b) In connection with the terms of the Confidentiality Agreement regarding disclosures by Buyer to Unocal (the "TBI Confidentiality Agreement"), Buyer shall permit Unocal reasonable access to information as Unocal may reasonably request under the terms of the TBI Confidentiality Agreement, in respect of Buyer and its businesses including without limitation its books and records, Board minutes, corporate minute books, stock transfer records, documentation filed with any local, state or federal governmental authority or agency (including, but not limited to, any taxing authorities and the Securities and Exchange Commission) accounts, contracts, properties, assets, operations and facilities of or relating to Buyer for purposes of evaluating and/or consummation the transactions contemplated by this Agreement. In connection with the terms of the TBI Confidentiality Agreement, TBI shall, with reasonable notice and under its supervision, permit Unocal to contact and meet with those employees designated by Buyer that are involved in Buyer at such place or places and at such times as reasonably designated by Unocal. Buyer shall permit Unocal to make copies of the information relating to TBI contained in the books, files and records of Buyer. Any data and information obtained by Unocal from Buyer shall be kept confidential and shall be returned to Buyer upon its written request if for any reason this transaction does not close on the mutually agreed closing date.


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





10.3     GAS IMBALANCES AND PIPELINE IMBALANCES:

         (i)      As to any Gas Imbalances which exist, the Parties agree that:

                  (a) Unocal will furnish Buyer with a statement, in the form of Schedule 6.6, showing the most current estimate of the Gas Imbalances with respect to any gas production, storage, processing or other imbalance attributable to substances produced from the Leasehold Interests or the Oil and Gas Properties between the owners as of the Effective Date.

                  (b) From and after the Effective Date, any and all benefits, obligations and liabilities associated with Gas Imbalances shall accrue to and be the responsibility of Buyer. Buyer shall assume Unocal's overproduced or underproduced position in the wells located on the Leasehold Properties, as of the Effective Date, including but not limited to the responsibility for the payment of royalties on the underproduced volume, if any, of such gas which Unocal is entitled to take and any obligation to balance whether in cash or in kind. The Final Accounting shall include an adjustment for any Gas Imbalance differences between the volume shown on
                           Schedule 6.6 and the actual Gas Imbalances as of the Effective Date. Notwithstanding the actual amounts or proceeds that Buyer may receive from the Gas Imbalances due to underproduced positions, or the actual amounts that Buyer must pay with respect to Gas Imbalances due to overproduced positions, the parties shall settle such Gas Imbalances as between themselves, and the adjustments to the Purchase Price and/or at the Final Accounting will be calculated using a settlement price of $1.05 per Mcf (thousand cubic feet) with respect to production imbalances.

         (ii) As to any Pipeline Imbalances which exist, the Parties agree that:

                  (a) Unocal will furnish Buyer with a statement, in the form of Schedule 6.6, showing the most current estimate of the Pipeline Imbalances with respect to any pipeline shipments of the Hydrocarbons through the Pipeline Assets.

                  (b) From and after the Effective Date, any and all benefits, obligations and liabilities associated with Pipeline Imbalances shall accrue to and be the responsibility of Buyer. Buyer shall assume Unocal's Pipeline Imbalances position with respect to Hydrocarbons shipped through the Pipeline Assets as of the Effective Date. The Final Accounting shall include an adjustment for any Pipeline Imbalance differences between the value shown on Schedule 6.6 and the actual Pipeline Imbalances as of the Effective Date. The parties shall settle such Pipeline Imbalances as between themselves, and the adjustments to the Purchase Price and/or at the Final Accounting will be calculated using a mutually agreed settlement price with respect to pipeline imbalances. If the parties are unable to mutually agree upon an appropriate settlement price, such price shall be determined by arbitration.

10.4 HART-SCOTT-RODINO ACT: Each Party shall prepare and submit, within fifteen (15) days of the execution of this Agreement, any necessary filings in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act, but each Party shall be responsible for its own filing costs and expenses. The Parties shall request expedited treatment of such filing by the Federal Trade Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall furnish to each other copies of all filings made under the Hart-Scott-Rodino Act at the same time they are filed with the government.

10.5 THIRD-PARTY CONSENTS: Certain of the transfers contemplated by this Agreement are subject to various forms of third-party consents, including compliance with the provisions of the Hart-Scott-Rodino Act. Unocal (with Buyer's cooperation) shall promptly take such action as may be required to obtain all necessary consents prior to Closing. Unocal and Buyer agree that to the extent any contract, Permit or other Assets that would otherwise be assigned under this Agreement is not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by any other party thereto, or any other Person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof, or a violation of any law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such contract, Permit or Asset. With respect to each contract that, but for the reasons set forth in the first sentence of this Section, would be assigned, Unocal agrees to provide Buyer with the benefits (including the right to terminate any such contract or Permit in accordance with the terms thereof) of such contract, Permit or Asset, to the extent related to transactions or periods that occur at or after Closing, and to the extent it is possible to do so; and, if and to the extent such benefits are provided to Buyer, Buyer agrees to observe and perform such contract or Permit. Unocal shall continue to use its reasonable efforts to obtain an assignment to Buyer of each contract, Permit or Asset that, but for the reasons set forth in the first sentence of this Section, would be assigned; provided, however, that Unocal shall not be required to pay any consideration or suffer any financial disadvantage to obtain such assignment. Buyer recognizes and assumes full responsibility for obtaining any required Governmental Approvals and Governmental Lessor Approvals relating to transfer of the Assets only to the extent such approvals or consents are normally obtained after Closing, and shall furnish Unocal with proof of such consents or approvals. Unocal agrees to cooperate with Buyer in obtaining such post-Closing approvals or consents. Unocal shall have no obligation to incur any expenses or any fees to assist Buyer in obtaining such approvals or consents. Buyer agrees that if it is unable to obtain any such post-Closing consent required to assign the interests being conveyed pursuant to this Agreement, it will pursue such consent using all means available, including legal action, without incurring unreasonable expense, at its sole cost and expense, and will indemnify and hold Unocal and Pipeline harmless from and against any and all Claims arising from Unocal's conveying such interests prior to obtaining all applicable consents to assign. As to any and all third-party consents which are not listed on Schedule 9.11, which are asserted post-Closing and which defeat or extinguish Unocal's conveyance of an Asset, Unocal and Buyer agree to apply retroactively
         Section 10.5 with respect thereto in order to treat such consents as though they were consents which were known but were unable to be obtained prior to the Closing.

10.6 COMPLETION OF DUE DILIGENCE: Within three (3) days after the end of the Due Diligence Period, Buyer and Unocal (as the case may be) shall give to the other party a certificate of satisfactory completion of due diligence and substantially in the form attached hereto as Exhibit "H-1"

10.7 ADDITIONAL AGREEMENTS: Unocal and Buyer shall execute such further documents and instruments, reasonably requested by either Party, as may be necessary or reasonably desirable to consummate the transactions contemplated by this Agreement or any part thereof. Subject to the other terms and conditions of this Agreement, each of the Parties hereto agrees to use its best efforts at its own expense to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement.

10.8     PAYMENT OF CERTAIN EXPENSES DUE AND PAYABLE AFTER THE CLOSING DATE:
         For a time period of up to 90 days after Closing, Unocal shall continue to administer certain mutually agreed lease maintenance accounting activities in respect of the Assets including only the payment of lease rentals and minimum royalty payments and Buyer shall undertake the assumption of such responsibilities as soon as practicable after Closing and compensation shall be such amount as is mutually agreed by the parties (provided if the parties cannot mutually agree on compensation, then such compensation shall be determined by arbitration). Buyer shall pay, as and when due, all fees and bills due and payable after the Closing Date in respect of the Assets, and Unocal shall reimburse Buyer within thirty (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Date for which it is responsible hereunder; provided, however that if after Closing Unocal is obligated to continue as operator under an existing agreement Unocal shall make payments for Buyer's account and at Buyer's expense.

10.9 NOTIFICATION OF CERTAIN MATTERS: Between the Effective Date and Closing, Unocal and Buyer will each give prompt notice to the other of
         (i) any information that indicates that any representation or warranty contained herein was not true and correct as of the date hereof or will not be true and correct as of the Closing Date; (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to consummate the transactions contemplated hereunder on or before the Closing Date or to satisfy a condition to Closing herein as the case may be; (iii) any notice or other communication from any third party alleging that the consent or waiver of such third party is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) any notice of, or other communication relating to any default or event which, with notice or lapse of time or both, would become a default under any contract to be assigned at Closing.

10.10 ANNOUNCEMENTS: At all times prior to Closing or termination of this Agreement, Unocal and Buyer, including their respective Affiliates, shall use their best efforts to cooperate in the development and distribution of all news releases and other public disclosures relating to the proposed transactions described in this Agreement, and agree that no such releases or disclosures will be made without prior notice to the other Party; provided, however, that either Party may make all disclosures which are required or prudent under applicable laws, including, but not limited to, rules, regulations and guidelines of the SEC and applicable stock exchanges.

10.11    TERMINATION OF GUARANTEES AND OTHER COMMITMENTS:

         (i) Subject to applicable laws, as of the Closing Date, all of the following shall be canceled or terminated as to Buyer:
                  (i) undertakings, comfort letters or guarantees by Unocal or any of its Affiliates to third parties in connection with the Assets; (ii) letters of credit, surety bonds, and related indemnity agreements arranged and maintained by Unocal or any of its Affiliates with respect to the Assets; and (iii) any credit card accounts issued by Unocal or any of its Affiliates to any employees in connection with the Assets.

         (ii) Buyer understands and agrees that all insurance policies, provided to or for the Assets through Unocal, any Affiliate of Unocal, or a self-insurance program of Unocal will be terminated as to the Assets as of the Closing Date.

         (iii) Unocal and Unocal's Affiliates shall have no responsibility or liability under this Agreement to provide for insurance coverage or any such security for the Assets in any manner whatsoever after the Closing Date, except as otherwise set forth in this Agreement.

10.12 ACCESS TO GEOLOGIC AND GEOPHYSICAL INFORMATION: As long as the same remains in Buyer's possession or control, Unocal retains the right to copy, at Unocal's expense, any and all geologic and geophysical information licensed to Buyer hereunder, and Buyer agrees to co-operate with Unocal in granting access to such information.

10.13 COLLECTION OF CERTAIN INSURANCE PROCEEDS: Buyer may benefit from the collection by Unocal of the proceeds of certain insurance maintained by Unocal to the extent provided in Section 2.1(xi). Unocal agrees to pursue in good faith the collection of such insurance proceeds to the extent that Buyer would benefit from the collection thereof.

                                   SECTION 11

                                EMPLOYEE MATTERS

11.1 OFFER TO EMPLOYEES: Within five (5) days following execution of this Agreement, Buyer will offer employment to all Lisbon Plant-Based Employees for comparable positions and base salary for a minimum of six months following the Closing. For purposes hereof, Lisbon Plant-Based Employees shall include those persons specified on
         Schedule 11.1 hereto.

11.2 RECOGNITION OF SERVICE TIME: In determining available benefits and vesting of benefits under TBI's employee benefit plans, including, but not limited to, vacation benefits, Buyer will recognize and credit the Lisbon Plant-Based Employees who accept employment with Buyer for all years of service to Unocal or its Affiliates.

11.3 HIRED EMPLOYEE LIST: Within ten (10) days before Closing, Buyer shall provide Unocal with a list of all Lisbon Plant-Based Employees who accept employment with Buyer and their base pay rate.

11.4 TERMINATED EMPLOYEES: For any Lisbon Plant-Based Employee hired by Buyer and terminated without cause by Buyer within 180 days of Closing, Buyer shall pay such employee severance benefits in accordance with Buyer's severance practices.

11.5 EMPLOYMENT RESTRICTION: As partial consideration for the Assets to be sold hereunder by Unocal, Buyer hereby agrees that Buyer will not employ or contract the services of any employee of Unocal located or assigned to offices or facilities of Unocal in Texas and/or Louisiana (other than Bruce Gomendi) for twelve months after the Closing Date. If Buyer breaches this employment restriction, Buyer shall pay damages to Unocal equivalent to a six-month salary (at the rate which Unocal was then paying to such employee); provided, however, that the foregoing will in no way restrict the right of either party to employ the personnel of the other after such personnel have separated or been separated from the service of the other.



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





                                   SECTION 12

                                     TAXES

12.1 APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES: All ad valorem taxes, real property taxes, personal property taxes and similar obligations shall be apportioned as of the Effective Date between Buyer and Unocal. All such taxes allocable to the periods before the Effective Date shall be paid by Unocal, and all such taxes allocable to periods after the Effective Date shall be paid by Buyer. Any refunds of taxes allocable to periods prior to the Effective Date shall be the property of Unocal. Any refunds of taxes allocable to periods after the Effective Date shall be the property of Buyer. Buyer shall file or cause to be filed all required reports and returns incident to such taxes which are due on or after the Closing Date and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports and returns, subject to reimbursement by Unocal to Buyer for Unocal's portion of such taxes, if any.

12.2 SALES TAXES, FILING FEES, ETC.: The Purchase Price provided for hereunder is net of any sales taxes or other transfer taxes. Buyer shall be liable for any sales tax or other transfer tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamp or taxes imposed upon the sale of Assets and the transfer of Shares pursuant to this Agreement, and Buyer shall defend any action by a governmental agency to collect such taxes or fees, and will hold Unocal harmless from any cost or liability for taxes, fees, penalty, interest or costs, including reasonable attorney's fees, assessed as a result of this transaction.

12.3 OTHER TAXES: All production, severance or excise taxes, conservation fees and other similar such taxes or fees relating to oil and gas produced and sold from the Assets prior to the Effective Date shall be paid by Unocal, and all such taxes and fees relating to such oil and gas produced and sold after the Effective Date shall be paid or reimbursed by Buyer (or if attributable to periods after the Effective Date and Unocal pays such taxes, then Buyer shall reimburse Unocal therefore). Any rebates, refunds or similar credits attributable to such taxes and fees for periods prior to the Effective Date shall be, and remain, the property of Unocal (and Buyer is hereby notified that Unocal is seeking certain rebates, refunds or similar credits from the applicable taxing authorities). In the event such taxes attributable to the Assets are not assessed on a current year basis, it is agreed that when such taxes are assessed, insofar as they Accrued to the Assets before the Effective Date, they shall be paid by Unocal upon receipt of a statement and supporting documentation.




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


                                   SECTION 13

                                  TERMINATION



13.1 TERMINATION: This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

         (i)      by mutual consent of the Parties;

         (ii)     by Buyer pursuant to Section 3.7;

         (iii) by Buyer, if preferential purchase rights for the Lisbon Units or the Lisbon Plant are exercised prior to the Closing;

         (iv) by either Party, without impairing any other rights hereunder, if there has been a material breach of covenant or agreement contained in this Agreement on the part of the other Party, or a failure of a condition and such breach of a covenant or agreement or failure of a condition has not been promptly cured;

         (v) by either Party, upon written notice to the other Party, pursuant to Section 4.9; or

         (vi)     by Buyer, pursuant to Section 9.12 or by Unocal, pursuant to
                  Section 8.13.

13.2 EFFECT OF TERMINATION: In the event of termination of this Agreement pursuant to Section 13.1(i) or 13.1(v) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either Party or their respective officers or directors or shareholders except as otherwise set forth herein.

13.3 SPECIFIC PERFORMANCE: If Closing does not occur as contemplated herein by reason of Unocal's determination that Buyer has breached this Agreement or failed to satisfy a condition, Buyer may contest Unocal's termination of this Agreement and seek specific performance of the Agreement, provided it notifies Unocal in writing of its election to seek specific performance within ten (10) days of Unocal's notice of termination under Section 13.1(iv). The losing Party shall pay the prevailing Party's costs and reasonable attorney's fees together with any actual damages suffered or incurred.

                                   SECTION 14

                          SURVIVAL AND INDEMNIFICATION

14.1 SURVIVAL: Notwithstanding any investigation conducted by any Party hereto and any information which any Party may receive, a claim for a breach of any of the representations, warranties or covenants contained in this Agreement, or in any Exhibit, certificate, document or statement delivered pursuant hereto, or pursuant to any indemnification, or of any third party claims under Section 14.3 (i) must be made within one (1) year following Closing;

         provided, however, that nothing in this Section shall be construed to limit the time for making a claim by Unocal against, or for seeking indemnification from, Buyer with regard to Assumed Liabilities.

14.2     INDEMNIFICATION:

         (i) (a) Except as otherwise set forth herein and except for Assumed Liabilities of Buyer, Unocal shall indemnify and hold harmless Buyer, and its successors and assigns, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of the covenants contained in this Agreement by Unocal; (ii) any breach of any of the representations and warranties made in this Agreement by Unocal; (iii) liabilities expressly retained by Unocal in this Agreement; or (iv) any act or omission by Unocal involving or relating to or any liability arising from the Excluded Assets whether occurring before or after the Effective Date;

                  (b) NOTWITHSTANDING ANYTHING STATED HEREIN TO THE CONTRARY, UNOCAL'S AGGREGATE LIABILITY AND OBLIGATION UNDER THIS AGREEMENT FOR ENVIRONMENTAL LIABILITIES AND REMEDIATION COSTS (INCLUDING, BUT NOT LIMITED TO, UNDER THIS SECTION), SHALL NOT EXCEED (AND BUYER RELEASES UNOCAL FROM ALL LIABILITY IN EXCESS OF) THE MAXIMUM AMOUNT OF LIABILITY OF UNOCAL SPECIFIED IN SECTION 4.7 HEREOF, REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF UNOCAL OR ANY OTHER PERSON OR PARTY.

                  (c) UNOCAL'S LIABILITY FOR INDEMNIFICATION UNDER
                  SECTIONS 14.2(i)(a)(i) AND 14.2(i)(a)(ii), EXCEPT WITH RESPECT TO ENVIRONMENTAL LIABILITIES AND REMEDIATION COSTS WHICH ARE ADDRESSED IN AND COVERED SOLELY BY SECTION 4.7, SHALL NOT EXCEED $10,000,000 IN THE AGGREGATE REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF UNOCAL OR ANY OTHER PERSON.

         (ii) Buyer shall indemnify and hold harmless Unocal, its Affiliates, and its and their successors and assigns, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of the covenants in this Agreement by Buyer; (ii) any breach of any of the representations and warranties made in this Agreement by Buyer; or (iii) Assumed Liabilities of Buyer, REGARDLESS OF WHETHER SUCH ASSUMED LIABILITIES ARE KNOWN OR UNKNOWN, WHETHER SUCH ASSUMED LIABILITIES ARE ARISING FROM OR ATTRIBUTABLE TO ACTIONS, EVENTS OR CONDITIONS EXISTING OR OCCURRING PRIOR TO OR AFTER THE EFFECTIVE DATE (SUBJECT TO EXCEPTIONS SET FORTH HEREIN) AND REGARDLESS OF WHETHER SUCH ASSUMED LIABILITIES ARE ARISING FROM OR RELATING TO THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, PREMISES LIABILITY, BREACH OF CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF UNOCAL OR ANY OTHER PERSON, AND REGARDLESS OF WHETHER SUCH ASSUMED LIABILITIES ARE ARISING FROM ANY THEORY OF LAW (INCLUDING, BUT NOT LIMITED TO, THEORIES RELATING TO OR ARISING FROM ENVIRONMENTAL LIABILITY, PLUGGING AND ABANDONMENT LIABILITY, TORT, CONTRACT, STATUTORY, REGULATORY, STRICT LIABILITY, COMMON LAW, OR ANY OTHER THEORY OF LIABILITY.

14.3     THIRD PARTY CLAIMS:

         (i) Except as otherwise set forth herein and except for Assumed Liabilities of Buyer, Unocal shall indemnify and hold Buyer and its successors and assigns harmless against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, arising out of any third party claim, legal suit or proceeding against Buyer, which claim, legal suit or proceeding arises from the conduct of the business of Unocal or the ownership of the properties owned or leased by Unocal prior to the Closing Date.

         (ii) Buyer shall indemnify and hold Unocal and its successors and assigns harmless against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, arising out of any third party legal suit or proceeding against Unocal, which legal suit or proceeding arises out of Assumed Liabilities, or from the conduct of the business of Buyer or the ownership of the properties owned or leased by Buyer after the Closing Date.

14.4 METHOD OF ASSERTING CLAIMS: The Party making a claim under this Section, or any other indemnity provision herein, is hereinafter referred to as the "Indemnified Party" and the Party against whom such claims are asserted is hereinafter referred to as the "Indemnifying Party." All claims by an Indemnified Party shall be asserted and resolved as follows:

         (i) If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall as promptly as is practicable after its receipt of such claim or demand, deliver a Claim Notice to the Indemnifying
                  Party; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that either the rights of the Indemnifying Party are actually prejudiced or such notice is not given within the applicable time periods set forth in this Agreement.

                  The Indemnifying Party may, and upon request of the Indemnified Party shall, retain counsel of its choice to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim or demand and shall pay the fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel to retain counsel whose reasonable fees and expenses shall be at the expense of the Indemnifying Party to file any action, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party.

                  In the event that the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless:

                  (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel; or

                  (b) the named parties to any such proceeding (including, but not limited to, any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would involve such counsel in an actual or potential conflict of interest in violation of applicable principles of professional ethics.

         (ii) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party defends, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party claim or demand, or any cross-complaint against any Person. If the Indemnifying Party has accepted responsibility in writing, no claim or demand that would result in an Indemnifying Party being liable hereunder may be settled without the consent of the Indemnifying Party which consent shall not be unreasonably withheld. Unless the Indemnifying Party shall have agreed in writing that any and all damages to the Indemnified Party related to a claim or demand are fully covered by the indemnities provided herein, no such claim or demand may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld. Except with respect to settlements entered into without the Indemnified Party's consent pursuant to the immediately preceding sentence, to the extent it shall be determined that the Indemnified Party shall have no right pursuant to this Section to be indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying
                  Party:

                  (a) any amounts previously paid or advanced by the Indemnifying Party to the Indemnified Party with respect to such matters pursuant to this Section; plus

                  (b) interest thereon until paid by the Indemnified Party at the Interest Rate for the period commencing on the date on which such amount was paid or advanced and ending sixty (60) days after the date on which such amount was paid or advanced and ending sixty
                           (60) days after the date on which it was finally determined that the Indemnified Party had no such right to be indemnified.

         (iii) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall as promptly as is practical send a Claim Notice with respect to such claim to the Indemnifying Party; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that either the rights of the Indemnifying Party are actually prejudiced or such notice is not given within the applicable time periods set forth in this Agreement. If the Indemnifying Party notifies in writing the Indemnified Party that it does not dispute such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately. If the Indemnifying Party disputes such claim, such dispute shall be resolved by good faith negotiations between the Parties.

         (iv) From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives full and complete access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters with which the Claim Notice is concerned. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's representatives

                  (except as may be required by law) any information obtained that is designated as confidential by the Indemnified Party, unless such information is:

                  (a) generally available to the public other than as the result of a wrongful act or omission by the Indemnifying Party;

                  (b)      already within the knowledge of the Indemnifying
                           Party;

                  (c) available to the Indemnifying Party through other Sections herein, or

                  (d) provided to the Indemnifying Party in writing by a third party who is under no obligation to the Indemnified Party to protect the confidentiality thereof.

         All such access shall be granted during normal business hours, shall be subject to the normal safety regulations of the Indemnified Party, and shall be granted under conditions that will not interfere with the business and operations of the Indemnified Party. Nothing contained in this Section shall be construed to expand or reduce the rights or obligations of the Indemnifying Party with respect to any information previously provided to the Indemnifying Party pursuant to any other confidentiality agreement.

14.5 RIGHT TO CURE: Any Party that is obligated to indemnify, defend and/or hold harmless any other Party pursuant to any provision of this Agreement shall have the right to cure, within a reasonable time and in a manner reasonably satisfactory to such Indemnified Party, any matter giving rise to such obligation; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate. The Indemnified Party may, if there is no attempt to cure or if the cure is inadequate, expend reasonable sums to cure, which sums shall be reimbursed together with interest at the prime rate of the Chase Manhattan Bank.

14.6 EXCLUSIVE REMEDY: The indemnification rights under this Section 14 shall be the exclusive rights and remedies of a party hereto respecting claims against the other parties hereto arising under, pursuant to or in connection with this Agreement.

14.7 RELEASE, INDEMNITY AND WAIVER: EXCEPT FOR THE EXPRESS PROVISIONS PROVIDED ELSEWHERE IN THIS AGREEMENT, BUYER WAIVES ANY RIGHT TO RECOVER FROM UNOCAL AND ITS AFFILIATES AND FOREVER RELEASES AND DISCHARGES UNOCAL AND ITS AFFILIATES AND SUBJECT TO, AND AS PROVIDED IN, THIS AGREEMENT, AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD UNOCAL AND ITS AFFILIATES HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, (INCLUDING, WITHOUT


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





         LIMITATION, ATTORNEYS' FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE ASSETS AT THE EFFECTIVE DATE OR ANY LAW OR REGULATION APPLICABLE THEREOF, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 9601 ET. SEQ.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901 ET. SEQ.), OR ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH UNOCAL'S OWNERSHIP OF THE ASSETS AT OR PRIOR TO THE EFFECTIVE DATE, AND WHETHER OR NOT ATTRIBUTABLE TO THE STRICT LIABILITY OF UNOCAL AND ITS AFFILIATES OR ANY OTHER PERSON OR TO THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF UNOCAL OR ITS AFFILIATES OR ANY OTHER PERSON, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF UNOCAL OR ITS AFFILIATES OR ANY OTHER PERSON PRIOR TO CLOSING.

                                   SECTION 15

                                    CLOSING

15.1 TIME OF ESSENCE: Time is expressly declared to be of the essence under this Agreement.

15.2 PLACE AND DATE: Closing shall occur at Andrews & Kurth's offices at 600 Travis, Suite 4200, Houston, Texas 77002 on or before June 29, 1999 ("Closing Date"), unless extended by agreement of the parties.

15.3 UNOCAL'S ACTIONS AT CLOSING: At Closing, Unocal shall perform the following actions:

         (i) Unocal shall pay and deliver an amount equal to the Adjusted Cash Purchase Price plus or minus the Cash Settlement, if any (to the extent such amount is a negative number);

         (ii) Unocal shall deliver to Buyer herein-required opinions of counsel and certificates;

         (iii) Unocal shall execute and deliver to Buyer all required instruments of conveyance and sale in sufficient counterparts and on appropriate state, federal and Fee forms to allow recording or filing, including a deed with respect to the fee simple estate underlying the Lisbon Plant, a royalty assignment in respect of existing third party leases in the Parachute Creek Field, an Assignment of Contract Rights (in such form to be mutually agreed by TBI and Unocal), including, without limitation, the four joint operating agreements in the Parachute Creek Field, an Assignment of Leases, Bill of Sale and Assignment of Intangible Contractual Rights and other Tangible Property in the form attached hereto as Exhibit "F-1", and Unocal shall cause its Affiliates to execute and deliver similar conveyance instruments relating to the Pipeline Assets and related facilities, in the form attached hereto as Exhibit "F-2";

         (iv) Unocal shall (subject to the terms of applicable operating agreements and other provisions hereof) deliver to Buyer exclusive possession of the Assets;

                  Unocal shall, at or as promptly as reasonably possible and within 20 days after Closing, provide Buyer, at Unocal's cost and expense, subject to the attorney-client privilege, the following records relating to the Assets to the extent they are in Unocal's possession: lease files; unit files; lease contract files; payout statements; division order files; right-of-way files, well files; all non-interpretative geologic information; and digital data files, if any existing as of the date hereof, but specifically excluding any information or data that Unocal is restricted from disclosing, information which is trade secret or proprietary to Unocal and is not part of the Assets and all other records, including, but not limited to, corporate records, computer programs and general tax records. Unocal shall also provide copies of all seismic data covering the Assets described in Exhibit "E-2", subject to Buyer's execution of a Geophysical Data Licensing Agreement in the form of Exhibit "E-1" covering such seismic data, that Unocal is not contractually or otherwise legally restricted from disclosing. As to any seismic data Unocal is contractually or otherwise legally restricted from disclosing, Buyer may prepare and provide Unocal with documents requesting waivers of the applicable restrictions, and Unocal shall forward such requests as well as provide Buyer such other assistance in obtaining waivers of the applicable restrictions as is reasonable under the circumstances. Any data, documents or information provided or made available hereunder or in connection with the transactions contemplated herein is provided WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED THEREIN, and shall be at Buyer's sole risk and expense. Any other provision of this Agreement to the contrary notwithstanding, Unocal shall not provide Buyer with copies of any records or data or access to any records or data which Unocal cannot legally provide to Buyer because of third party restrictions on Unocal;

         (v) Unocal shall deliver to Buyer a certificate of a corporate officer to the effect that, as of the Closing Date, it is not a foreign person as defined in the Internal Revenue Code of 1986, as amended, and Income Tax Regulations, such certificate to be substantially in the form described in Treasury Regulation
                  Section 1.1445-2(b)(2)(iii)(B) or otherwise within the requirements of Section 1.1445-2(b)(2) of that regulation;

         (vi) Unocal shall deliver to Buyer an executed Stock Ownership and Registration Rights Agreement;

         (vii)    Unocal shall deliver to Buyer the executed Lease Agreement;

         (viii) Unocal shall deliver to Buyer, as applicable, letters-in-lieu of division orders or transfer orders as are reasonably necessary in connection with the transaction; and

         (ix) Unocal shall deliver to Buyer, as applicable, change of operator (as to Unocal operated assets for which Buyer is expected to assume operations) and well transfer forms as are reasonably necessary in connection with the transaction.

15.4 BUYER'S ACTIONS AT CLOSING: At Closing, Buyer shall perform the following actions:

         (i) Buyer shall execute and deliver to Unocal an Assumption Agreement in the form attached hereto as Exhibit "G";

         (ii) Buyer shall pay and deliver a cash amount equal to the Adjusted Cash Purchase Price plus or minus the Cash Settlement, if any (to the extent same is a positive number);

         (iii) Buyer shall deliver a stock certificate representing the Shares, in such form as is reasonably satisfactory to Unocal;

         (iv) Buyer shall execute and deliver to Unocal all herein required opinions of counsel and certificates; and

         (v) Buyer shall deliver to Unocal an executed Stock Ownership and Registration Rights Agreement.

15.5 CLOSING STATEMENT: Unocal and Buyer shall execute a joint closing statement acknowledging the payment of the Adjusted Cash Purchase Price, the Cash Settlement, the transfer of the Assets and the delivery of the Shares.

15.6 NOTICES: Immediately after Closing, Buyer or Unocal, as appropriate, shall notify all operators, non-operators, oil or gas purchasers, government agencies and royalty owners that it has purchased the Assets.



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





                                   SECTION 16

                             ACTIONS AFTER CLOSING

16.1 FINAL ACCOUNTING: Within 120 days after Closing Unocal shall provide Buyer with a statement of accounting ("Final Accounting"). On or before 60 days after receipt by Buyer of the Final Accounting, Buyer shall deliver to Unocal a written report containing any changes that Buyer proposes to make to such statement. On or before 30 days after receipt by Unocal of Buyer's written report regarding the Final Accounting, Buyer and Unocal shall agree as to the form and substance of the Final Accounting. If Buyer and Unocal are unable to agree upon the Final Accounting within such additional thirty (30) days following completion of Buyer's review of the Final Accounting described above, then the Parties jointly shall select, within such thirty (30) day period, an independent accounting firm of national reputation which shall determine the final accounting as soon as reasonably possible but in no event later than 30 days after the matter has been jointly submitted. The determination by such independent accounting firm shall be conclusive. The expense of such independent accounting firm shall be borne one-half by Unocal and one-half by Buyer.

16.2 RECEIPTS AND CREDITS: All monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time subsequent to the Effective Date except as otherwise provided herein, shall be the sole property and entitlement of Buyer and, to the extent received by Unocal, Unocal shall fully disclose, account for and reflect the same to Buyer in the Final Accounting or otherwise transmit same to Buyer promptly after Closing. All monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time prior to the Effective Date except as otherwise provided herein shall be the sole property and entitlement of Unocal and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Unocal promptly. All costs, expenses and disbursements attributable to the Assets for periods of time prior to the Effective Date except as otherwise provided herein, regardless of when due or payable, shall be the sole obligation of Unocal and Unocal shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same. All costs, expenses and disbursements attributable to the Assets for periods of time subsequent to the Effective Date except as otherwise provided herein, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Unocal, promptly reimburse Unocal for and hold Unocal harmless from and against same. Unocal shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Buyer after Closing for any delivery or performance by Unocal prior to the Effective Date, and Buyer shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Unocal after Closing for any delivery or performance by Buyer after the Effective Date.



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





16.3 SUSPENDED FUNDS: As soon as practicable after the Closing, Unocal will provide to Buyer a listing showing all proceeds from production attributable to the Leasehold Interests which are currently held in suspense and shall transfer to Buyer all of those suspended proceeds. Upon request by Buyer, Unocal shall also provide Buyer with copies of documents and other historical information with respect to such proceeds. Upon receipt of such proceeds, Buyer shall be responsible for proper distribution of all the suspended proceeds, to the extent turned over to it by Unocal, to the parties lawfully entitled to them, and hereby agrees to indemnify, defend and hold harmless Unocal from and against any and all claims, liabilities, losses, costs and expenses, arising out of or relating to those suspended proceeds to the extent turned over to it by Unocal; provided, however, that Unocal shall, for a period continuing through and until the second anniversary of the Closing, indemnify and hold Buyer harmless from and against any and all claims, liabilities, losses, costs and expenses associated with any claims against the suspended proceeds to the extent such claim exceeds the proceeds transferred to Buyer in respect of such claimant and arises solely from Unocal's actions or omissions prior to the date Buyer receives such suspended proceeds.

16.4 FURTHER ASSURANCES: After Closing, Unocal and Buyer agree to take such further actions and to execute, acknowledge and deliver all such further documents and instruments that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

16.5 RECORDING: Buyer shall, at its own cost, immediately record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered thereby are located. Buyer shall immediately file for and obtain the necessary approval of all federal, Indian tribal or state government agencies to the assignment of the Assets. The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies. Buyer shall supply Unocal, with a true and accurate photocopy of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

16.6 BOOKS AND RECORDS: Notwithstanding any other provision herein contained, Buyer shall retain all original documents, if any, delivered to Buyer hereunder which pertain to the Assets for as long as it so desires and make the same available after the Closing for inspection and copying by Unocal during normal business hours, upon reasonable request and upon reasonable notice; provided, however, that during the first ten (10) years after Closing, such books, records or documents shall not be disposed of or destroyed by Buyer without first advising Unocal in writing and giving Unocal reasonable opportunity to obtain possession thereof.

16.7 POST CLOSING ACCESS TO PROPERTIES AND RECORDS BY UNOCAL: From and after the Closing Date, Buyer will afford to Unocal and its authorized representatives reasonable access, during normal business hours, to the transferred employees, as shall at such time be employees of Buyer and who were prior to the Closing Date associated with the Assets, and to such properties, books and records relating to the Assets transferred to Buyer hereunder, and will furnish to Unocal such additional information, and will cooperate with Unocal in such other respects, including the making available to Unocal, unless the action is an action by Unocal against Buyer, as a witness or deponent such former employees of Unocal as shall be at the time employees of Buyer, as Unocal may request for financial reporting, tax or similar purposes, purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies. Buyer will also provide to Unocal's authorized representatives such reasonable access during normal business hours to the officers, employees, properties, books and records transferred to Buyer in connection with this Agreement. In addition, Buyer will provide access to Assets, and Buyer will cooperate with other reasonable requests of Unocal, in connection with any investigation of, or procurement of, insurance by Unocal relating to the Assets, including, without limitation, requests by Unocal (or its insurer) of financial, operational, environmental compliance and other information of or relating to Buyer. Buyer will be reimbursed by Unocal for any out-of-pocket costs (but not for the time of such employees or other overhead related charges) associated with providing Unocal such access.

                                   SECTION 17

                                 MISCELLANEOUS

17.1 GOVERNING LAW: THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (BUT AS TO THE ACTUAL CONVEYANCE OF REAL PROPERTY INTERESTS, THE LAWS OF THE STATE IN WHICH SUCH INTERESTS ARE LOCATED LAW SHALL GOVERN AND CONTROL), REGARDLESS OF CONFLICTS OF LAWS PROVISIONS. All assignments and instruments executed in accordance with this Agreement shall be governed by and interpreted in accordance with the laws of the state where the Assets conveyed thereby are located.

17.2     ASSIGNMENT:

         (i) This Agreement and the rights and obligations hereunder shall not be assignable by either Party hereto without the prior written consent of the other; provided, however, that Unocal and Buyer shall have the right without the other Party's consent to assign this Agreement, but not the right to assign any duties or obligations hereunder, to an Affiliate(s) or a subsidiary company.

         (ii) Any Party hereto may assign or delegate any of its rights, benefits, duties or obligations hereunder: (i) to any Person, if it has received the prior written consent of the other Party; (ii) to its legal successor, if it merges (whether or not it is the surviving corporation); or (iii) to any Person to whom it has made any sale, lease, transfer or other disposition of all or substantially all of its assets; provided, however, that no Party may make an assignment or delegation described in clauses (ii) and
                  (iii), above, unless such Party delivers to the other Party hereto such written assumptions, affirmations and/or legal opinions as such other Party may reasonably request to preserve their rights and remedies hereunder.

         (iii) In the event of an approved assignment, the rights, benefits, duties and obligations of each Party hereto shall inure to the benefit of, and be binding upon, each Party's successors, assigns or delegates.

17.3 WRITTEN NOTICES: Any notices required to be given hereunder shall be in writing and transmitted by telex or telecopier, delivered by air courier, or deposited in the mail, postage prepaid and certified, and addressed as follows or as otherwise specified by Unocal and Buyer by notice hereunder:

                  To Unocal:

                  Union Oil Company of California
                  14141 Southwest Freeway
                  Sugar Land, Texas 77478
                  Fax No. (281) 287-5170
                  Attention: Manager, Business Development

                  with a copy to:

                  Union Oil Company of California
                  d.b.a. Spirit Energy 76
                  14141 Southwest Freeway
                  Sugar Land, Texas  77478
                  Fax No. (281) 287-7376
                  Attention: General Counsel

                  To Buyer:

                  Tom Brown, Inc.
                  508 West Wall, Suite 500
                  Midland, Texas  79702

                  Fax No. (915) 682-9171
                  Attention:  Peter R. Scherer

                  with a copy to:

                  Tom Brown, Inc.
                  555 17th St., Suite 1850
                  Denver, Colorado 80202
                  Fax No. (303) 260-5001
                  Attention:  General Counsel

                  Notices shall be effective upon receipt.

17.4 EXPENSES: Each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including without limitation, fees and expenses of its own counsel and accountants).

17.5 WAIVER OF COMPLIANCE WITH BULK TRANSFER LAWS: Buyer waives compliance with any applicable bulk transfer law relating to the transactions contemplated by this Agreement, and agrees to assume all risk and liability in connection with the failure to so comply.

17.6 WAIVER OF CONSUMER RIGHTS: BUYER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER. IN ADDITION, TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS CONSUMER PROTECTION LAWS REGARDING FALSE, MISLEADING AND DECEPTIVE BUSINESS PRACTICES, UNCONSCIONABLE ACTIONS AND BREACHES OF WARRANTY; PROVIDED, HOWEVER, THAT NOTHING HEREIN CONTAINED SHALL BE DEEMED A WAIVER BY BUYER WHERE SUCH WAIVER IS PROHIBITED BY LAW. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO UNOCAL THAT BUYER (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS, OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (ii) HAS ASSETS OF FIVE MILLION DOLLARS OR MORE ACCORDING TO IT MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, (iii) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS

         OF THE TRANSACTION CONTEMPLATED HEREBY, AND (iv) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION. Nothing in this Section shall be interpreted as a waiver of the express representations and warranties in this Agreement.

17.7 WAIVER OF JURY TRIAL: UNOCAL AND BUYER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.8     WAIVER OF PUNITIVE AND CONSEQUENTIAL DAMAGES: IN NO EVENT
         SHALL UNOCAL OR BUYER BE LIABLE TO THE OTHER PARTY HERETO FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR IN RESPECT OF THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED
         HERETO HOWSOEVER CAUSED, WHETHER OR NOT ARISING FROM SUCH PARTY'S SOLE, JOINT OR CONCURRENT NEGLIGENCE.

17.9 NO ADMISSIONS: Buyer and Unocal agree that neither this Agreement, nor any part hereof, nor any performance under this Agreement, nor any payment of any amount pursuant to any provision of this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Unocal or Buyer or by their respective officers, directors, employees, or agents.

17.10 USE OF UNOCAL'S NAME: As soon as practicable after Closing, and in any event no later than 90 calendar days after Closing, Buyer shall remove or cause to be removed the names and marks used by Unocal and all variations and derivations thereof and logos relating thereto from the Assets and shall not make any use whatsoever of those names, marks and logos.

17.11 ENTIRE AGREEMENT, ETC.: This Agreement, including the Exhibits referred to herein or delivered pursuant to this Agreement and the Confidentiality Agreement, which is incorporated herein by this reference as though fully set forth hereby, constitutes the entire agreement between Unocal and Buyer with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto. No amendment of this Agreement shall be binding on the Parties unless in writing and signed by the authorized representatives of both Parties hereto. Any waiver of any breach of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition of this Agreement.



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





17.12 PARTIES IN INTEREST: Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it and their permitted respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over and against any Party to this Agreement.

17.13 SEVERABILITY: If any provision of this Agreement shall be held to be invalid or unenforceable under present or future law in whole or in part by any court of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

17.14 CONSENTS: When a consent is required of either Party hereto, such consent shall not be unreasonably withheld.


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



         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                          UNION OIL COMPANY OF CALIFORNIA



                                          By: /s/ ROBERT C. GNAGY
                                             ----------------------------------
                                          Name:   Robert C. Gnagy
                                               --------------------------------
                                          Title:  Attorney-In-Fact
                                                -------------------------------




                                          TOM BROWN, INC.



                                          By: /s/ PETER R. SCHERER
                                             ----------------------------------
                                          Name:   Peter R. Scherer
                                               --------------------------------
                                          Title:  Executive Vice President
                                                -------------------------------



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